Exhibit 10.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
By and Among
TELEFONIX, INCORPORATED,
PRODUCT DEVELOPMENT TECHNOLOGIES, LLC,
PAUL BURKE, solely for purposes of Section 5.14,
and
TALON ACQUISITION CORP.
Dated as of October 26, 2017

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered as of October 26, 2017, by and among TALON ACQUISITION CORP., an Illinois corporation (the “Purchaser”), TELEFONIX, INCORPORATED, an Illinois corporation (“Telefonix”), PRODUCT DEVELOPMENT TECHNOLOGIES, LLC, an Illinois limited liability company (“PDT” and together with Telefonix, the “Sellers” and each individually, a “Seller”), and Paul Burke, solely for purposes of Section 5.14 (“Burke”). The Purchaser and the Sellers are referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS:
A.    Telefonix is engaged in the business of design and manufacturing of cabin equipment and related product solutions for the aerospace industry (the “Telefonix Business”).
B.    PDT, directly, and through its subsidiaries Product Development Technologies (UK) Limited (“PDT UK”) and PJSC PDT Ukraine (“PDT Ukraine”), is engaged in the business of engineering services to support the Telefonix Business and design consultancy services to various consumer and commercial industries (the “PDT Covered Business”) and together with the Telefonix Business, the “Business”).
C.    It is the intention of the Parties hereto that, upon consummation of the transactions contemplated by this Agreement, substantially all of the assets and liabilities of the Business will be owned or leased by the Purchaser.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. When used in this Agreement, the following terms will have the respective meanings specified below.
“Accounts Payable” means all bona fide accounts payable of the Sellers with respect to the Business as of the Closing Date, excluding (i) any accounts payable of the Sellers that are past due as of the Closing Date, and that are not being contested or disputed in good faith; (ii) any accounts payable of the Sellers due and owing to (a) a Seller or any of its officers, directors or Affiliates, (b) a Company Shareholder, a member of PDT or any of their Affiliates, or (c) Burke or any of his family members or Affiliates; (iii) unpaid Transaction Expenses of the Sellers; (iii) Indebtedness; and (iv) Accrued Liabilities). Schedule 1.1(a) sets forth the Accounts Payable (other than the Retained Liabilities) and the accounts payable of the PDT Subsidiaries as of the date hereof. Such Schedule shall be updated as of the close of business on the day that is two (2) Business Days prior to the Closing.
“Accounts Receivable” means all bona fide billed and unbilled accounts receivable of the Sellers with respect to the Business (excluding accounts receivable attributable to (i) a Seller or any of its officers, directors or Affiliates, (ii) a Company Shareholder, a member of PDT or any of their Affiliates, and (iii) Burke or any his family members or Affiliates). Schedule 1.1(b) sets forth the Accounts Receivable as of the date hereof. Such Schedule shall be updated as of the close of business on the day that is two (2) Business Days prior to the Closing.
“Accrued Liabilities” means all accrued expenses of the Sellers with respect to the Business (other than Accounts Payable and Retained Liabilities) of a type shown on the Telefonix Balance Sheet or the PDT Balance Sheet (excluding any accounts payable or accounts receivable of the Sellers related to (i) a Seller or any of its officers, directors or Affiliates, (ii) a Company Shareholder, a member of PDT or any of their Affiliates, or (iii) Burke or any of his family members or Affiliates). Schedule 1.1(c) sets forth the Accrued Liabilities and the accrued expenses of the PDT Subsidiaries as of the date hereof. Such Schedule shall be updated as of the close of business on the day that is two (2) Business Days prior to the Closing. Accrued Liabilities will not include interest on Indebtedness.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Assumed Benefit Plans” means all of the Employee Benefit Plans of the Sellers, listed on Schedule 1.1(d) (except for the 401(k) Plans and bonus plans).
“Assumed Contracts” means the Contracts set forth on Schedule 1.1(d), Assumed Benefit Plans, and the Leases to which a Seller is a party.
“Assumed Liabilities” means the following liabilities and obligations of the Sellers related to the Business and the Purchased Assets:
(i)    the Accounts Payable;
(ii)    the Accrued Liabilities;
(iii)    all Liabilities for warranty claims arising in respect of products of the Business manufactured, shipped and sold on or after the Closing Date excluding the Warranty Obligations;
(iv)    all Liabilities under the Assumed Contracts arising or to be paid or performed on or after the Closing Date (other than any liability or obligation which results from, arises out of or relates to any breach of contract or tort by the Sellers which occurred during any period prior to the Closing Date);
(v)    all Liabilities of Purchaser relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee incurred and arising on or after the Closing Date;
(vi)    all Liabilities for Taxes arising from or relating to the Purchased Assets or Business other than Taxes allocated to the Pre-Closing Tax Period pursuant to Section 7.7(a); and
(vii)    all Liabilities arising in connection with the ownership by the Purchaser of the Purchased Assets or the conduct of the Business by the Purchaser on or after the Closing.
“Balance Sheet Date” means August 31, 2017.
“Books and Records” means originals or true copies of all operating data and records of the Subject Companies to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, subject to the Sellers retaining copies or originals of the same if either so chooses, including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or relating to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business; provided, however, that notwithstanding the foregoing, “Books and Records” will not include (i) organizational documents of the Sellers, (ii) minute books or stock ledgers of the Sellers, (iii) Tax records and Tax Returns of the Sellers, (iv) documents of the Sellers related to the transactions contemplated by this Agreement or potential transactions with third parties for the sale of the Business, (v) all communications between attorneys, the Sellers, the Subject Companies or their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, it being acknowledged and understood that the attorney-client privilege and the expectation of client confidence belongs to the Sellers and will be controlled by the Sellers, and shall not pass to or be claimed or controlled by Purchaser, regardless whether such communications are in the possession of Purchaser (electronically or otherwise) following the Closing, (vi) all books, records, financials and any other documentation, files and data exclusively relating to the Excluded Assets and the use or operation of the Excluded Assets following the Closing, and (vii) those documents which the Sellers are prohibited from disclosing or transferring to the Purchaser under applicable Law, (i) through (vii) shall be referred to collectively as the “Excluded Books and Records”).
“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.
“Closing Date Net Working Capital” means an amount equal to all the Accounts Receivable (net of allowance for doubtful accounts) plus Inventory (valued on a basis consistent with the fiscal year-end of the Business immediately preceding the Closing Date, net of reserves for obsolete or slow moving material) plus the prepaid expenses identified on Schedule 1.1(e) minus Accounts Payable minus Accrued Liabilities minus customer deposits, calculated as of the Effective Time in accordance with GAAP and Sellers’ customary business practices, except as set forth in Schedule 1.1(e); provided, however, that such calculation shall exclude Excluded Assets and Retained Liabilities. A sample of calculation of the Closing Date Net Working Capital shall be set forth on Schedule 1.1(e). For the avoidance of doubt, any cash or cash equivalents shall be excluded from the calculation of Closing Date Net Working Capital. Such Schedule shall be updated as of the close of business on the day that is two (2) Business Days prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.
“Company Shareholders” mean the Gloria J. B. Burke Trust, the Gloria J. B. Burke 2012 Gift Trust, The Phillip Corse Revocable Trust, the Allison Broadley Burke Trust, the Sean Paul Burke Trust, the Leslie Madona Burke Trust and Michael Kuehn.
“Confidential Information” means any information relating to the Business or of any third Party which a Subject Company is currently under an obligation to keep confidential or that is currently maintained by a Subject Company as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Business. Notwithstanding the foregoing, the Confidential Information shall not include any information or document which (a) is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement, (b) is lawfully acquired by Sellers, any of their Affiliates or their respective representatives from sources which are not known to Sellers to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) is reasonably required or necessary for the use or operation of the Excluded Assets following the Closing, or otherwise relates exclusively to the Excluded Assets.
“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Employee” means any employee of a Subject Company.
“Employee Benefit Plan” means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical (including retiree medical), dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including, without limitation, each ERISA Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is both (i) (A) maintained by a Subject Company or (B) to which a Subject Company contributes or has contributed and (ii) one under which any Employee or former Employee participates or had accrued any rights or under which a Subject Company is liable in respect of an Employee or former Employee with respect to his or her employment with the Business.
“Environment” has the meaning set forth in Section 101(8) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date of this Agreement.
“Environmental Claims” means administrative, regulatory or judicial action, suits, demands, demand letters, claims, liens, fines, penalties, settlements, notices of non-compliance or violation (whether written or oral), investigations or Proceedings, Orders or agreements, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) any alleged injury or threat of injury to the Environment; (ii) any violation of Environmental Law or any term or condition of any Permit issued under any Environmental Law; or (iii) the presence, Release of, or exposure to, any Hazardous Materials in violation of any Environmental Law.
“Environmental Condition” means the presence, Release or introduction into the Environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which a Subject Company has or may become liable to any Person or by reason of which any Subject Company or its assets may suffer or become subject to an Environmental Claim.
“Environmental Law” means all applicable Laws, Orders or binding agreements with any Governmental or Regulatory Authority that (i) regulates or relates to pollution (or the cleanup thereof) or the preservation or the protection of natural resources, endangered or threatened species, or the Environment; (ii) regulates or relates to the use, reuse, reclamation, recycling, treatment, generation, discharge, storage, containment, transportation, processing, production, handling, disposal remediation or release of Hazardous Materials; or (iii) imposes liability with respect to any of the foregoing, including, without limitation, (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Pollution Prevention and Control Act.
“Environmental Liability” means any Liability arising out of an Environmental Claim.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.
“ERISA Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title 1 of ERISA and is maintained or sponsored by any Seller or to which any Subject Company has any obligation to contribute.
“Excluded Assets” means all right, title and interest in the following assets of the Sellers:
(i)    cash and cash equivalents;
(ii)    any bank accounts, other depositary accounts and brokerage accounts;
(iii)    the Excluded Contracts;
(iv)    the membership interests in PDT Acquisition Holdings, LLC held by Telefonix and membership interests in PDT held by PDT Acquisition Holdings, LLC;
(v)    the membership interests in Airistar Technologies, LLC and UrStuff LLC held by Telefonix;
(vi)    any rights of the Sellers under the Transaction Documents;
(vii)    the Excluded Intellectual Property;
(viii)    the Excluded Books and Records;
(ix)    the loans listed on Schedule 1.1(f) made by Telefonix to certain employees of Telefonix (collectively, the “Excluded Loans”), and any rights to collect, receive payment of or otherwise enforce the Excluded Loans;
(x)    all existing claims for refunds of Taxes and other governmental charges of whatever nature;
(xi)    except for the Assumed Benefit Plans, insurance policies and any prepaid insurance amounts related to such policies of the Sellers;
(xii)    401(k) Plans of the Sellers;
(xiii)    receivables from any affiliates, directors, employees, officers or members of the Sellers; and
(xiv)    all assets listed on Schedule 1.1(f).
“Excluded Contracts” means all Contracts that are not Assumed Contracts, including, without limitation, those set forth on Schedule 1.1(g).
“Foreign Competition Laws” means foreign statutes, ordinances, rules, regulations, orders, decrees, administrative and judicial directives, and other foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.
“Excluded Intellectual Property” means the Intellectual Property of Sellers listed on Schedule 1.1(f), including any trade secrets or other know-how related thereto.
“FTC” means the United States Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Goodwill” means the goodwill of the Business.
“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Materials” means (i) any pollutants, contaminants, substances, chemicals, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
“Income Taxes” means federal, provincial, state, local or foreign income Taxes or other Taxes measured in whole or in part by net income and any interest, penalties or additions thereto.
“Indebtedness” means (i) any obligations of a Seller for borrowed money or indebtedness of a Seller issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any accounts payable or other debts due and owing from a Seller to (a) any other Seller or any of such Seller’s officers, directors or Affiliates, (b) a Company Shareholder, a member of PDT or any of their Affiliates, or (c) Burke or any of his family members or Affiliates; (iii) any obligations of a Sellers with respect to trade payables which are past due as of the Closing Date and that are not being contested or disputed in good faith; (iv) any obligations of a Sellers or a Person other than a Subject Company secured by a Lien against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and owned by a Seller or in which a Seller has any interest; (v) any obligations of a Seller under capital leases or financing leases; (vi) any obligations of a Seller that would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby; and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than a Seller, the payment of which is guaranteed, directly or indirectly, by a Seller.
“Independent Accountants” means a nationally or regionally prominent accounting firm independent of the Purchaser and the Sellers and their respective Affiliates, as mutually agreed upon by the Parties.
“Intellectual Property” means all intellectual property and proprietary rights of the Subject Companies currently used in the conduct of the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (iii) all trademarks, service marks, trade dress, logos, trade names and corporate names (including the Telefonix, Product Development Technologies or PDT name or other rights associated therewith), together with all translations, adaptations, derivations, and combinations thereof associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”), (iv) all telephone and telecopy numbers and listings, e-mail addresses and internet domain names used exclusively in or relating exclusively to the Business, (v) all copyrightable works (other than Software), all registrable copyrights, and all applications, registrations and renewals in connection therewith, (vi) all mask works and all applications, registrations, and renewals in connection therewith, (vii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (viii) all computer software (including data and related documentation and including software installed on hard disk drives) other than off the shelf computer software subject to shrinkwrap, browsewrap or clickwrap licenses (collectively, “Software”) and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Inventory” means all raw material, work-in-process and finished goods inventory related to the Business.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority as in effect on the date hereof.
“Leased Real Property” means the real property and improvements thereon leased by a Subject Company pursuant to the Leases.
“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed or sublicensed to a Subject Company or otherwise subject to an agreement between such third party and such Subject Company that grants such Subject Company the right to use such Intellectual Property in the conduct of the Business, including but not limited to the Intellectual Property set forth on Schedule 3.14(c).
“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.
“Losses” means all Liabilities, losses, claims, direct damages, causes of action, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including reasonable attorneys’ fees).
“Material Adverse Change” or “Material Adverse Effect” with respect to any Person, any effect, event, circumstance, or condition which, when considered with all other effects, events, circumstances, or conditions, would be reasonably likely to result in Losses having the effect of materially and adversely affecting the Business, assets, properties, results of operations or financial condition of such Person and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect or Material Adverse Change: (i) effects, events, circumstances or conditions generally affecting the industry in which a Subject Company operates or arising from changes in general business or economic conditions, provided such effects, events, circumstances, conditions or changes do not have a disproportionate effect on the Business or the assets, properties, results of operations or financial conditions of the Subject Companies; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) the announcement, pendency or completion of the transactions contemplated by this Agreement; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any failure by the Subject Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof.
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.
“Ordinary Course of Business” means the ordinary course of business of a Subject Company consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Intellectual Property” means all Intellectual Property owned by a Subject Company including, but not limited to, the Intellectual Property set forth in Schedule 3.14(b), except for the Excluded Intellectual Property listed on Schedule 1.1(f).
“Owned Tangible Personal Property” means all Tangible Personal Property owned by a Subject Company related to or used in the conduct of the Business including, but not limited to, the Tangible Personal Property set forth in Schedule 3.7.
“PDT Subsidiaries” means PDT UK and PDT Ukraine.
“Permits” means all material permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority in connection with the operation of the Business and necessary to conduct the Business as presently conducted.
“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges imposed that are (A) not due and payable as of the Closing Date, or (B) being contested by appropriate Proceedings, (ii) statutory Liens, mechanics liens and similar liens for labor, materials or supplies provided, in each case incurred in the Ordinary Course of Business for amounts that are not, in the aggregate, material, (iii) purchase money liens and liens securing payments under capital lease and operating lease arrangements and (iv) standard Liens as may arise in the Ordinary Course of Business under the terms of the Assumed Contracts.
“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, an association, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.
“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit, inquiry, Order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding by or before any Governmental or Regulatory Authority.
“Purchased Assets” means all right, title and interest of the Sellers in and to all of the assets relating to the Business of whatsoever nature, tangible or intangible, real or personal, including, without limitation the following (except to the extent any of the following is an Excluded Asset):
(xv)    the Accounts Receivable of the Sellers;
(xvi)    subject to the limitations set forth in Section 2.5(c), all rights in, to and under the Assumed Contracts;
(xvii)    all prepaid expenses, deferred items or credits, deposits, advances, other prepayments and related rights paid or obtained by Sellers relating to the Business, other than prepaid insurance deposits;
(xviii)    the Books and Records;
(xix)    the Goodwill;
(xx)    the Inventory;
(xxi)    the Owned Intellectual Property and Licensed Intellectual Property of the Sellers;
(xxii)    the Owned Tangible Personal Property of the Sellers;
(xxiii)    the Permits of the Sellers (to the extent transferable);
(xxiv)    the Tangible Personal Property of the Sellers under capital leases; and
(xxv)    PDT’s ownership interests in the PDT Subsidiaries.
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, including Foreign Competition Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.
“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as of the date of this Agreement.
“Remedial Action” means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate, whether on site or off-site, the Release of any Hazardous Materials (in violation of Environmental Law), including the imposition of engineering or institutional controls, any action to correct any violation of Environmental Laws, any closure activities, post-closure or monitoring and any operation and maintenance relating to any such remedial activities.
“Representative” means any officer, director, manager, principal, attorney, accountant, employee or other representative of any Person.
“Restricted Business” means the business of the Sellers being sold to Purchaser as of the date of this Agreement, consisting of: (i) with respect to Telefonix, Telefonix’s aviation business, within both the commercial and business aviation market sectors, relating to Inflight Entertainment and Connectivity products and services, including the design, certification and manufacturing of digital data cord reels, passenger control unit cradles and handsets, file servers, wireless access points, modem managers, data loaders, computer processing units and related Line Replaceable Units (LRUs) or hardware, certification products and services and the corresponding installation kits, in each case as conducted by Telefonix as of the date hereof (the “Telefonix Business”); and (ii) with respect to PDT, PDT’s aviation business, within both the commercial and business aviation market sectors, relating to engineering services support for the Telefonix Business within the Inflight Entertainment and Connectivity market as well as design consultancy work related to technology development and design services pertaining to aircraft cabin interiors and equipment.
“Retained Liabilities” means any liability or obligation of every nature of the Sellers other than the Assumed Liabilities, including but not limited to:
(xxvi)    all Liabilities of the Sellers under this Agreement and any other Transaction Document to which a Seller is a party;
(xxvii)    all Indebtedness, including interest thereon;
(xxviii)    Liabilities for Taxes of a Seller or with respect to its Purchased Assets or Business allocated to the Pre-Closing Tax Period pursuant to Section 7.7(a);
(xxix)    any Liabilities of a Seller for personal injury or property damage arising or incurred with respect to products manufactured, shipped and sold, or services provided by a Seller prior to the Closing Date, other than Warranty Obligations, in connection with the operation of the Business or otherwise;
(xxx)    the Warranty Obligations (subject to the provisions of Section 5.8);
(xxxi)    all Liabilities arising out of or related to the Excluded Assets;
(xxxii)    all Liabilities relating to the employment, or termination of employment, of any Employee (A) arising from or related to the operation of the Business prior to the Closing and (B) pursuant to any retention or severance agreements between a Seller and any Employee in effect as of the Effective Time;
(xxxiii)    all Liabilities relating to any violation of state, federal and/or local labor or employment Laws, including, without limitation, immigration Laws, relating to Telefonix’s use of independent contractors or contract or temporary labor (including any potential improper classification thereof), prior to the Closing;
(xxxiv)    all Liabilities relating to the Excluded Contracts;
(xxxv)    all Liabilities related to the Richard Skowronski and Response Engineering matter described on Schedule 3.14(b); and
(xxxvi)    all Liabilities arising from the ongoing dispute with Accesso, as described on Schedule 3.11.
(xxxvii)    all Liabilities arising from or related to any Environmental Condition first arising after the date of a Seller’s use, occupancy or operation of the Leased Real Property and in existence prior to the Closing.
“Seller Gross-Up Amount” means an amount equal to $4,000,000.
“Straddle Period” means, with respect to any Tax imposed on or with respect to the Purchased Assets, a taxable period that begins prior to the Closing Date and ends on or after the Closing Date.
“Subject Companies” means Telefonix, PDT, PDT UK and PDT Ukraine.
“Tangible Personal Property” means all material tangible personal property used or usable in the conduct of the Business (other than Inventory) and owned or leased by a Subject Company or in which a Subject Company has any interest including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.
“Taxes” means all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes or similar government assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), as well as all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.
“Taxing Authority” means any Governmental or Regulatory Authority responsible for the administration or imposition of any Tax.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, the Escrow Agreement, Sellers’ License Agreement, Purchaser’s License Agreement and all other instruments and agreements to be executed and delivered pursuant hereto and thereto.
“Transaction Expenses” means (i) the transaction expenses of the Sellers incurred in connection with the negotiation and preparation of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, including (a) any unpaid fees, commissions, costs, and expenses of the Sellers’ counsel, accountants, financial advisors, consulting and other experts incident to the negotiation and preparation of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, and (b) any transaction bonuses to be paid by the Sellers immediately prior to or in connection with the Closing including any Taxes imposed on the Sellers with respect to such bonuses; and (ii) the transaction expenses of Purchaser incurred in connection with the negotiation of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, including (a) any unpaid fees, commissions, costs, and expenses of Purchaser’s counsel, accountants, financial advisors, consulting and other experts incident to the negotiation and preparation of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.
“Warranty Obligations” means all warranty obligations of the Sellers with respect to products manufactured, sold and shipped by the Sellers prior to the Closing Date pursuant to the terms of the warranties issued by the Sellers.
“Working Capital Adjustment” means (i) if the Closing Date Net Working Capital is equal to or greater than $19,000,000, the amount, expressed as a positive number, by which the Closing Date Net Working Capital exceeds $19,000,000, or (ii) if the Closing Date Net Working Capital is less than $15,500,000, the amount, expressed as a negative number, by which the Closing Date Net Working Capital is less than the $15,500,000. For the avoidance of doubt, if the Closing Date Net Working Capital is equal to or greater than $15,500,000 but less than or equal to $19,000,000 the amount of the Net Working Capital Adjustment shall be zero.
Section 1.2    Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms will have the respective meanings assigned thereto in the sections indicated below.

QB\158746.00002\44113268.15

Defined Term	Section
Agreed Claims	§7.3(c)
Agreement	Preamble
Base Price	2.3(a)
Burke	Preamble
Business	Recitals
Certificate	§7.3(a)
Closing	§2.4
Closing Date	§2.4
Closing Date Financial Report	§2.6(a)
Closing Payment	§2.3(a)
Effective Time	§2.4
Escrow Account	§2.3(c)
Escrow Agent	§2.3(c)
Escrow Agreement	§2.3(c)
Escrow Amount	§2.3(c)
Financial Statements	§3.6(c)
Hong Kong Purchase Agreement	§5.12
Indemnification Cap	§7.2(b)(i)
Indemnification Claim	§7.1(d)
Indemnified Party	§7.3(a)
Indemnifying Party	§7.3(a)
Insurance Policies	§3.13
Leases	§3.9
Missed Contract	§2.5(d)
Noncompetition Agreements	§2.5(a)(vii)
Non-Transferable Assets	§2.5(c)
Party(ies)	Preamble
PDT	Preamble
PDT Balance Sheet	§3.6(b)
PDT Covered Business	Recitals
PDT Interim Financial Statements	§3.6(b)
PDT UK	Preamble
PDT Ukraine	Preamble
Pre-Closing Tax Period	§7.7(a)

Defined Term	Section
Purchase Price	§2.3(a)
Purchaser	Preamble
Purchaser Employment Date	§5.9(a)
Purchaser’s License Agreement	§6.1(l)
Purchaser Losses	§7.2(a)
Repurchase Notice	§5.6
Schedules	§1.4
Sellers	Preamble
Sellers’ License Agreement	§6.2(k)
Seller Losses	§7.2(c)
Standard Exceptions	§3.2
Subject Company Employee Plans	§3.19(a)
Tax Allocation	§2.3(b)
Tax Proceeding	§7.7(c)
Telefonix	Preamble
Telefonix Balance Sheet	§3.6(a)
Telefonix Business	Recitals
Telefonix Interim Financial Statements	§3.6(a)
Third Party Claim	§7.4(a)
Threshold	§7.2(b)(ii)
Transaction Tax Deduction	§7.7(b)
Transition Services Agreement	§2.5(a)(xiii)
Transferred Employee	§5.9(a)
Uncollectible Accounts	§5.6
Ukraine Purchase Agreement	§5.13

Section 1.3

Section 1.4    Construction. In this Agreement, unless the context otherwise requires:
(a)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;
(b)    words expressed in the singular number will include the plural and vice versa, words expressed in the masculine will include the feminine and neuter gender and vice versa;
(c)    references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;
(d)    reference to “day” or “days” are to calendar days; and
(e)    “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
Section 1.5    Schedules and Exhibits. The Schedules to this Agreement (the “Schedules”) are incorporated into and form an integral part of this Agreement. A fact or matter, disclosed in a Schedule or a subsection of a Schedule shall be deemed to be disclosed with respect to each other Schedule or subsection where such disclosure is appropriate to the extent that it is reasonably apparent from reading such Schedule that such disclosure is applicable to such other Schedules or subsections. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission that such item or other matter is “material” or would have a Material Adverse Effect, is or is not in the Ordinary Course of Business or is required to be referred to or disclosed in the Schedules.
Section 1.6    Knowledge. Except as otherwise specifically provided in this Agreement, where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, it means the actual knowledge of each of Paul Burke, Allison Burke, Mark Schwartz, Michael Kuehn, James Costello and Matthew Wilken, after reasonable inquiry.
ARTICLE II
SALE AND PURCHASE OF ASSETS
Section 2.1    Transfer of Purchased Assets. On the terms, and subject to the conditions, set forth in this Agreement, the Sellers will sell, assign, transfer and deliver to Purchaser on the Closing Date, and the Purchaser will purchase and acquire from the Sellers, all of the Purchased Assets. The Sellers will retain the Excluded Assets.
Section 2.2    Assumption of Assumed Liabilities. On the Closing Date, the Purchaser will assume and pay or perform the Assumed Liabilities in accordance with their terms. Except as otherwise expressly set forth in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule hereto or thereto, the Purchaser will not assume, agree to pay, perform or discharge, bear the economic burden of or in any way be responsible for any of the Retained Liabilities. The

Sellers will retain and pay or perform in accordance with their terms all of the Retained Liabilities, except as otherwise expressly set forth herein.
Section 2.3    Purchase Price.
(a)    Purchase Price. Subject to the terms and conditions of this Agreement and in consideration of the sale, transfer, assignment, conveyance and delivery by the Sellers of the Purchased Assets to the Purchaser at the Closing, the Purchaser shall pay the Sellers an aggregate cash payment in an amount equal to ONE HUNDRED MILLION and 00/100 DOLLARS ($100,000,000) (the “Base Price”), subject to adjustments as set forth in Section 2.6, plus the Seller Gross-Up Amount (collectively, the “Purchase Price”), subject to the escrow provisions below, and shall assume the Assumed Liabilities. The Purchase Price less the Escrow Amount (the “Closing Payment”) shall be paid by the Purchaser to the Sellers at the Closing in cash by the delivery to Sellers of immediately available funds.
(b)    The Purchase Price (plus all other capitalized costs and any Assumed Liabilities, to the extent such Assumed Liabilities constitute liabilities for U.S. Income Tax purposes) will be allocated among the Purchased Assets based on the methodologies set forth on Schedule 2.3(b) (the “Tax Allocation”). Such Tax Allocation shall take into account any payments that are treated as adjustments to the Purchase Price in the residual class of assets and shall set forth such allocation with respect to Purchased Assets on a country by country basis. The Parties agree that the Tax Allocation shall report an amount allocated to the restrictive covenants set forth in Section 5.14 of $1,000. Unless otherwise agreed in writing by the Purchaser and the Sellers, the Purchaser and the Sellers will prepare and file all Tax Returns in all respects and for all purposes consistent with such Tax Allocation and unless required to do so under applicable Law, take no position in any Tax Return, Tax Proceeding, Tax audit or otherwise which is inconsistent with the Tax Allocation.
(c)    Escrow. The Purchaser shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”) the sum of Ten Million Dollars ($10,000,000) (the “Escrow Amount”), for deposit into an escrow account (the “Escrow Account”), in accordance with the terms of an escrow agreement reasonably agreed to by the Parties prior to the Closing (the “Escrow Agreement”). The Escrow Amount so deposited shall be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, the Purchaser and the Sellers shall jointly direct the Escrow Agent to release to the Sellers the then-available Escrow Amount in the Escrow Account, less any pending claims or unpaid claims with respect thereto, to the Sellers on the date that is eighteen (18) months from the Closing Date. Except as prohibited by Law, the Parties shall treat all payments made pursuant to Section 2.3(c), Section 2.6, and Article VII, as adjustments to the Purchase Price for all Tax purposes.
(d)    Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable by Purchaser pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Purchaser, such withheld amounts (i) shall be remitted promptly by Purchaser to the applicable Taxing Authority in accordance with applicable Tax Law, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Sellers or such other applicable/appropriate Persons pursuant to this Agreement in respect of which such deduction and withholding was made by Purchaser.
Section 2.4    Closing. The closing of the sale referred to in Section 2.1 (the “Closing”) will take place following the satisfaction or waiver of all of the conditions set forth in Articles VI at 10:00 A.M. New York time at such place as the Parties will mutually agree (the “Closing Date”) or at such other time and place as the Parties may mutually agree upon. The Closing and the other transactions contemplated hereby will be deemed to have become effective at 12:01 a.m. on the Closing Date (the “Effective Time”).
Section 2.5    Closing Matters.
(a)    At the Closing, the Sellers will deliver to the Purchaser, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Purchaser:
(i)    (A) one or more bills of sale conveying in the aggregate all of the Sellers’ rights in and to the Purchased Assets, (B) one or more assignment and assumption agreements conveying in the aggregate all of the Sellers’ rights and obligations in and to the Assumed Contracts, (C) one or more assignment and assumption agreements conveying in the aggregate all of the Leased Real Property leased by a Seller, (D) one or more assignments of the Owned Intellectual Property in recordable form, (E) such other instruments as are reasonably requested by the Purchaser to vest in the Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement and (F) such other documents and agreements as are contemplated by this Agreement;
(ii)    executed consents with respect to the agreements and matters set forth on Schedule 2.5(a)(ii);
(iii)    a duly executed counterpart of the Escrow Agreement;
(iv)    a form of a certificate of amendment to the organizational documents of each of the Sellers in proper form for filing, and all other appropriate certificates for filing in other applicable jurisdictions, changing the name of each Seller to a name that does not contain the word “Telefonix”, “Product Development Technologies”, “PDT” or any derivative or variation thereof;
(v)    releases of all Liens on the Purchased Assets other than Permitted Liens;
(vi)    evidence of payment of any and all bonuses due to Employees of the Sellers;

(vii)    resolutions of the stockholders or members and the Board of Directors of each of the Sellers approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified by the appropriate officers or managers;
(viii)    a non-competition and non-solicitation agreement between each of the Company Shareholders and each of the members of PDT, on the one hand, and Purchaser, on the other hand, substantially in the forms attached hereto as Exhibits A1-A8 (the “Noncompetition Agreements”);
(ix)    with respect to each Subject Company, a certificate of good standing from the Secretary of State of the State of Illinois and from the Secretary of State of each other State in which such Seller is qualified to do business as a foreign entity, or a comparable certificate from the jurisdiction of formation of each of the PDT Subsidiaries;
(x)    a duly executed counterpart of the Sellers’ License Agreement and Purchaser’s License Agreement, executed by the Sellers, with the terms of such agreements based on the term sheet attached hereto as Exhibit B;
(xi)    the following transfer of stock documentation for PDT UK: (A) stock transfer form duly executed by PDT UK in favor of Purchaser; (B) original stock certificate evidencing PDT’s ownership of PDT UK; (C) original registers, minute books and other records of PDT UK; (D) security code and associated email address for PDT UK to enable Purchaser to complete the electronic filings;
(xii)    the following transfer of stock documentation for PDT Ukraine: (A) copy of transfer instructions of PDT that have been submitted to PDT’s depositary institutions to effectuate the transfer of the shares to the securities account(s) of the Purchaser; (B) the extract from the PDT’s securities account evidencing PDT’s ownership of 100% shares in PDT Ukraine; (C) original registers, minute books and other records of PDT Ukraine; and
(xiii)    a transition services agreement for post-Closing transition services reasonably agreed to by the Parties and Burke (the “Transition Services Agreement”), duly executed by the Sellers and Burke.
(b)    At the Closing, the Purchaser will deliver to the Sellers, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Sellers:
(i)    (A) an assumption of the Assumed Liabilities, (B) an assumption of the Leases, (C) such other instruments of assumption evidencing the Purchaser’s assumption of the Assumed Liabilities as the Sellers reasonably deems necessary and (D) such other documents and agreements as are contemplated by this Agreement;
(ii)    the Closing Payment in accordance with Section 2.3;

(iii)    a duly executed counterpart of the Escrow Agreement, executed by the Purchaser and the Escrow Agent;
(iv)    a duly executed counterpart of the Noncompetition Agreements, executed by the Purchaser;
(v)    a duly executed counterpart of the Sellers’ License Agreement and Purchaser’s License Agreement, executed by the Purchaser; and
(vi)    a duly executed counterpart of the Transition Services Agreement, executed by the Purchaser.
(c)    It is understood that certain Purchased Assets may not be immediately transferable or assignable to the Purchaser, and the Purchaser may in its sole discretion allow the Sellers to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) the Sellers will use commercially reasonable efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to the Purchaser or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to the Purchaser, (ii) the Sellers will grant to the Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the Parties that the Purchaser have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) the Sellers will take all commercially reasonable actions necessary to preserve the value of the Non-Transferable Assets, (iv) the Sellers will not transfer or assign the Non-Transferable Assets to any Person other than the Purchaser or the Purchaser’s designees, (v) the Sellers will transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be lawfully effected and (vi) the Purchaser will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to the Purchaser in accordance with the terms of this Agreement. Upon the request of the Purchaser, the Sellers will enforce, on behalf of the Purchaser and at the Purchaser’s cost, any rights of the Sellers arising under or in connection with any Non-Transferable Asset. To the extent that the Purchaser is provided the benefits of any Assumed Contract, the Purchaser will perform the obligations arising, from and after the Closing, under such Assumed Contract on behalf of the Sellers, except for any obligation under such Assumed Contract that constitutes a Retained Liability.
(d)    If Sellers fail to disclose any Contract relating to the Business to which a Seller is a party and Purchaser becomes aware of such Contract after the Closing Date (a “Missed Contract”), Purchaser will have the option, in its sole discretion, to assume such Missed Contract. If Purchaser elects in writing to assume a Missed Contract, subject to Section 2.5(c), (i) Sellers will promptly assign, transfer, convey and deliver such Missed Contract to Purchaser, (ii) Purchaser will assume the obligations under such Missed Contract assigned to Purchaser from and after the date of assignment to Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the assignment and assumption agreement executed and delivered on the Closing Date (which special-purpose agreement the Parties will prepare, execute and deliver in good faith at the time of such transfer), (iii) the Missed Contract will be treated as an Assumed Contract under this Agreement and (iv) Purchaser shall be deemed to have waived any claims for indemnification that Purchaser may have as a result of Sellers’ failure to disclose such Missed Contract. If Purchaser elects not to assume a Missed Contract, all obligations related to such Missed Contract shall remain with the Sellers.
Section 2.6    Post-Closing Adjustment.
(a)    As promptly as possible after the Closing, but in no event later than ninety (90) days following the Closing, the Purchaser shall prepare and deliver to the Sellers a report (the “Closing Date Financial Report”) setting forth (i) a statement of the Closing Date Net Working Capital; and (ii) a calculation of the Working Capital Adjustment based on such report. The Purchaser shall bear any third-party expenses or fees incurred in preparing the Closing Date Financial Report. The Purchaser shall deliver or make available to the Sellers promptly, and in any event within five (5) Business Days after any written request, any work papers or other information used by the Purchasers in connection with the preparation of the Closing Date Financial Report requested by the Sellers. If the Sellers do not object in writing to the Closing Date Financial Report within thirty (30) days after its delivery to the Sellers, such Closing Date Financial Report will automatically become final and conclusive and the Closing Date Net Working Capital and the Working Capital Adjustment therein shall be the final Closing Date Net Working Capital and the final Working Capital Adjustment, respectively; provided that such 30-day period shall be tolled while Sellers are waiting to receive any work papers or other information reasonably requested by Sellers that were used by the Purchaser in connection with its preparation of the Closing Date Financial Report. In the event that the Sellers object in writing to the Closing Date Financial Report within such 30-day period, as extended, the Sellers and the Purchaser shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If the Sellers and the Purchaser agree on the content of the Closing Date Financial Report, such Closing Date Financial Report will become final and conclusive. If the Sellers and the Purchaser are unable to reach agreement within fifteen (15) days after the delivery of such objection by the Sellers to the Closing Date Financial Report, then the Independent Accountants will promptly be retained to undertake a determination of the Closing Date Financial Report, which determination will be made as quickly as possible. Only disputed items (plus any items deemed by the Independent Accountants to be reasonably necessary to a determination of the disputed items) will be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Independent Accountants. The determination of the Independent Accountants will be final and binding on the Sellers and the Purchaser and the Closing Date Net Working Capital and the Working Capital Adjustment, determined by the Independent Accountants shall be the final Closing Date Net Working Capital and the final Working Capital Adjustment, respectively. The fees and expenses of the Independent Accountants will be paid by the Purchaser and the Sellers in the same proportion as the dollar amount of the determination in such party’s favor reflected in the Closing Date Financial Report bears to the total dollar amount of all disputed items.
(b)    The Purchase Price and the payments required to be made after the Closing pursuant to Section 2.6(c) will be finally determined on the basis of the Closing Date Financial Report and the final Working Capital Adjustment after any determinations described in Section 2.6(a).
(c)    Within five (5) Business Days after the final determination of the Closing Date Net Working Capital in accordance with Section 2.6(a), the Purchaser or the Sellers, as the case may be, shall pay the final Working Capital Adjustment as follows: (i) if the final Working Capital Adjustment is positive, the Purchaser shall promptly pay such amount to the Sellers by wire transfer in immediately available funds to the bank account or accounts designated by the Sellers; (ii) if the final Working Capital Adjustment is negative, Sellers shall promptly pay such amount to the Purchaser by wire transfer in immediately available funds to the bank account or accounts designated by the Purchaser, or (iii) if the final Working Capital Adjustment is equal to zero then no payment shall be made by Buyer or Seller.
Section 2.7    Transfer Fees. The Purchaser will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes.
Section 2.8    Prorations. All Taxes known as of the Closing, if any, assessed against or prepaid with respect to the Purchased Assets, including any special assessments, shall be prorated in a manner consistent with Section 7.7(a) as of the Effective Time. Sellers shall be responsible for that portion of such prorated non-Income Taxes that are attributable to the period ending as of the Effective Time and such liability shall be accrued as part of the final Closing Date Net Working Capital. Purchaser shall be responsible for that portion of such prorated non-Income Taxes that are attributable to the period beginning as of the Effective Time. Any such prepaid Taxes attributable to the period beginning as of the Effective Time shall be included in the Purchased Assets and accrued as part of the final Closing Date Net Working Capital. All payments made by the Sellers for services, rent, and other charges or expenses paid or payable with respect to the Business shall be prorated as of the Effective Time so that all such payments, prepayments and expenses attributable to the period ending as of the Effective Time shall be for the account of the Sellers, and all such payments, prepayments and expenses attributable to the period commencing with and following the Effective Time shall be for the account of Purchaser. Any prepayments existing as of the Effective Time shall be a Purchased Asset hereunder and accrued as part of the final Closing Date Net Working Capital. If the actual amount of any of the prorated non-Income Taxes or expenses identified above is not known at the time of the Closing, the proration shall be based upon 100% of the non-Income Taxes or expense incurred in the most recent billing period, for non-Income Taxes and expenses billed less often than quarterly, and upon 100% of the average expense incurred in the preceding three billing periods for all other non-Income Taxes and expenses.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:
Section 3.1    Existence and Good Standing.
(a)    Telefonix (i) is a corporation validly existing and in good standing under the laws of the State of Illinois, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.
(b)    PDT (i) is a limited liability company validly existing under the laws of the State of Illinois, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.
(c)    PDT UK (i) is a private limited company validly existing under the laws of the United Kingdom, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.
(d)    PDT Ukraine (i) is a private joint stock company validly existing under the laws of Ukraine, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.
(e)    Schedule 3.1 sets forth each jurisdiction where a Seller is qualified to do business as a foreign entity.
Section 3.2    Authority and Enforceability. Each of the Sellers has all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations under the Transaction Documents. No other action on the part of the Sellers is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties hereto and thereto, will have been duly executed and delivered by the Sellers, and will be valid and binding obligations of the Sellers, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (the “Standard Exceptions”).
Section 3.3    Consents and Approvals; No Violations.
(a)    Except as disclosed on Schedule 3.3(a), the execution and delivery by the Sellers of the Transaction Documents will not, and the consummation by them of the transactions contemplated thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Sellers under: (i) any provision of their respective articles of incorporation or bylaws or other organizational documents; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Sellers or by which their respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any material Assumed Contract.
(b)    Except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of all applications and notices, as applicable, with foreign Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder and (iii) as set forth in Schedule 3.3(a), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (x) under any of the terms, conditions or provisions of any Law or Order applicable to the Sellers or by which any of such entities or any of their respective assets or properties may be bound, (y) under any of the terms, conditions or provisions of any material Assumed Contracts or (z) for the execution and delivery of the Transaction Documents by the Sellers or the performance by the Sellers of their respective obligations thereunder or the consummation of the transactions contemplated thereby.
Section 3.4    Subsidiaries and Investments. Except for the PDT Subsidiaries or as listed on Schedule 3.4, neither Seller owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person. PDT is the lawful owner, beneficially and of record of the equity securities and voting interests in the PDT Subsidiaries set forth on Schedule 3.4, free and clear of all Liens. Except as set forth on Schedule 3.4, the shares of each PDT Subsidiary held by PDT (i) constitute all of the issued and outstanding shares of such PDT Subsidiary, (ii) are owned beneficially and of record by PDT, free and clear of all Liens other than

Permitted Liens, (iii) have been duly authorized and validly issued, (iv) are fully paid and non-assessable and (v) are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth on Schedule 3.4, no other equity securities of such PDT Subsidiary are issued, outstanding or reserved for issuance. Except as set forth in Schedule 3.4, there are no outstanding or authorized rights or other equity or voting interest in such PDT Subsidiary pursuant to which any Company is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, shares or other equity or voting interest in such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares or other equity or voting interest in such PDT Subsidiary. Except as set forth on Schedule 3.4, neither PDT Subsidiary has any material claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Financial Statements, or specifically disclosed in the footnotes thereto, (ii) the Accrued Liabilities, (iii) the Accounts Payable, (iv) future obligations under the Assumed Contracts, and (v) liabilities and obligations incurred between the Balance Sheet Date and the Closing Date in the Ordinary Course of Business of such PDT Subsidiary (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of Law).
Section 3.5    Title. The Sellers have good and marketable title to or a valid leasehold interest in all of the Tangible Personal Property owned by the Sellers included in the Purchased Assets, free and clear of any Liens other than Permitted Liens.
Section 3.6    Financial Statements.
(a)    The Sellers have furnished the Purchaser with the (i) audited consolidated balance sheets of Telefonix as of December 31, 2014, 2015 and 2016 and the related audited statements of income for each of the three (3) years ended December 31, 2014, 2015 and 2016 and (ii) the unaudited consolidated balance sheet of Telefonix as at August 31, 2017 (the “Telefonix Balance Sheet”) and the related unaudited statement of income for the eight (8) months then ended (the financial statements in clause (ii) above are hereinafter referred to as the “Telefonix Interim Financial Statements”).
(b)    The Sellers have furnished the Purchaser with the (i) reviewed consolidated balance sheets of PDT as of December 31, 2014, 2015 and 2016 and the related reviewed statements of income for each of the three (3) years ended December 31, 2014, 2015 and 2016 and (ii) the unreviewed consolidated balance sheet of PDT as at August 31, 2017 (the “PDT Balance Sheet”) and the related unreviewed statement of income for the eight (8) months then ended (the financial statements in clause (ii) above are hereinafter referred to as the “PDT Interim Financial Statements”).
(c)    Except as set forth in Schedule 3.6(c), all of the financial statements referred to clauses (i) and (ii) of Sections 3.6(a), 3.6(b) and 3.6(c) (collectively, the “Financial Statements”) have been prepared in accordance with GAAP and the Sellers’ historic method of accounting (without footnotes and with respect to the Interim Financial Statements, for the absence of year-

end adjustments) and fairly present, in all material respects, (i) the consolidated financial condition of the applicable Seller at the dates thereof and (ii) the consolidated results of the operations of the applicable Seller and the changes in their consolidated financial condition for the periods presented.
Section 3.7    Personal Property. Schedule 3.7 sets forth (i) a list of each item of Tangible Personal Property owned by a Subject Company and used in the Business and (ii) a list of each item of Tangible Personal Property leased by a Subject Company in connection with the Business. Except as set forth in Schedule 3.7, all of the Tangible Personal Property is located at the Leased Real Property and there is no Tangible Personal Property used in the operation of the Business located at the Leased Real Property which is not owned or leased by a Subject Company. Except as set forth in Schedule 3.7, the Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for continued use in the manner in which it is presently being used, ordinary wear and tear and normal repairs and replacements excepted.
Section 3.8    All Necessary Assets of the Business. Except for the Excluded Assets and except as set forth on Schedule 3.8, the Purchased Assets constitute all of the rights, properties and assets (tangible and intangible) necessary for the continued conduct of the Business as presently conducted by the Subject Companies. Except for the Excluded Assets and except as set forth on Schedule 3.8, there are no material assets or properties used in the Business and owned by any Person other than a Subject Company which will not, upon the Closing, be owned, leased or licensed by the Purchaser.
Section 3.9    Leased Real Property. Schedule 3.9 sets forth each lease or sublease relating to the use or occupancy of the Leased Real Property which are included in the Assumed Contracts (the “Leases”). The Leases are in full force and effect, and with respect to each Lease: (a) all rents and additional rents due to date on the Lease have been paid; (b) the Subject Company party thereto is not in material default thereunder; (d) no waiver, indulgence or postponement of such Subject Company’s obligations under the Lease has been granted by the lessor, and (e) other than with respect to the transfer of the Purchased Assets, to the knowledge of the Sellers, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would give rise to a right of termination by the lessor under the Lease or give rise to any material liability of such Subject Company under the Lease, except for rent obligations and other Ordinary Course of Business payments due under the Lease for the Leased Real Property.
Section 3.10    Contracts.
(a)    Schedule 3.10 lists each of the following Contracts to which a Subject Company is a party or by which it is bound in connection with the Business or the Purchased Assets:
(i)    all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory or supplies in the Ordinary Course of Business) over $100,000;
(ii)    all Contracts involving a loan (other than Accounts Receivable from trade debtors in the Ordinary Course of Business, or any Excluded Loan) or advance to (other than travel and entertainment allowances to the employees of the Business extended in the Ordinary Course of Business), or investment in, any Person or relating to the making of any such loan, advance or investment;
(iii)    all Contracts involving Indebtedness;
(iv)    all Contracts granting or evidencing a Lien on any of the Purchased Assets, other than Permitted Liens;
(v)    all Contracts providing for any management, consulting, financial advisory or any other similar service that involve the payment by a Subject Company of $50,000 or more over the next twelve (12) months and which are not cancelable by such Subject Company without penalty on ninety (90) days’ or less notice;
(vi)    all Contracts involving the employment of any individual on a full-time, part time, or consulting basis;
(vii)    all Contracts limiting the ability of a Subject Company to engage in any line of business or to compete with any Person (excluding non-disclosure and confidentiality agreements entered in the Ordinary Course of Business which do not limit the ability of a Subject Company to engage in any line of business or to compete with any Person);
(viii)    all Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties other than in the Ordinary Course of Business, or any merger, consolidation or similar business combination transaction, whether or not enforceable (excluding non-disclosure and confidentiality agreements);
(ix)    all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements (excluding non-disclosure and confidentiality agreements);
(x)    all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute entered into in the past twenty-four (24) months with a value greater than $50,000;
(xi)    all Contracts entered into in the past twenty-four (24) months involving a standstill arrangement;
(xii)    all Contracts containing a “most favored nation” provision;
(xiii)    all Contracts providing re-stocking rights to any customer;
(xiv)    all Contracts involving leases or subleases of personal property to which a Subject Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of $25,000;
(xv)    all Contracts involving during the next twelve (12) months (A) the payment by a Subject Company of $50,000 or more or (B) receipt of payments by a Subject Company of $50,000 or more, which are not cancelable by such Subject Company without penalty on ninety (90) days’ or less notice (excluding non-disclosure and confidentiality agreements); and/or
(xvi)    all Contracts granting a power of attorney or other similar agreement or grant of agency.
(b)    Each Assumed Contract is in full force and effect, subject to Standard Exceptions, and there exists (i) no material default by the Subject Company party thereto or, to the knowledge of the Sellers, any other Party to any such Assumed Contract and/or (ii) no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material default by a Subject Company or, to the knowledge of the Sellers, any other Party thereto, with respect to any term or provision of any such Assumed Contract. Except as set forth in Schedule 3.10, or as reflected in the Telefonix Interim Financial Statements, to the knowledge of the Sellers, as of the Balance Sheet Date, the cost of completion with respect to each Assumed Contract pertaining to Telefonix would not reasonably be expected to exceed (x) the total contract value to be paid by a customer or other Person to Telefonix thereunder, plus (y) the revenues reasonably expected to be earned on production orders arising out of or related to such Assumed Contract, as the business conducted prior to the Closing. Except as set forth in Schedule 3.10, or as reflected in the Telefonix Interim Financial Statements, to the knowledge of the Sellers, as of the Balance Sheet Date, the cost of completion with respect to each Assumed Contract pertaining to PDT would not reasonably be expected to exceed the total contract value by more than $10,000 to be paid by a customer or other Person to PDT thereunder
Section 3.11    Litigation. Except as set forth in Schedule 3.11, there is no Proceeding pending or, to the knowledge of the Sellers, threatened, against or affecting any Subject Company, the Business or any of the Purchased Assets or that would, in any case, prohibit or materially impair a Seller’s ability to perform its obligations under this Agreement or the Transaction Documents, or to consummate any of the transactions contemplated hereunder or thereunder. None of the Subject Companies is subject to any Order, except for licenses and permits granted in the Ordinary Course of Business.
Section 3.12    Taxes.
(a)    Each Subject Company has filed or caused to be filed with the appropriate Taxing Authorities all Tax Returns required to be filed by such Subject Company on or prior to the Closing Date (as determined by taking into account all applicable extensions) and all such Tax Returns were correct and complete in all material respects when filed. All Taxes shown on such Tax Returns, other than such Taxes being contested, in good faith, have been paid.
(b)    All Taxes required to have been withheld by a Subject Company in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party on or before the Closing Date have been withheld in compliance with applicable Tax Law.

(c)    Except as set forth on Schedule 3.12(c), to the Seller’s knowledge, no outstanding claim has been made by a Governmental or Regulatory Authority in a jurisdiction in which a Subject Company does not currently file Tax Returns that such Subject Company is subject to taxation by that jurisdiction.
(d)    To the Seller’s knowledge, there is no audit currently pending against any Subject Company in respect of any Taxes.
(e)    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which such waiver or extension is still in effect.
(f)    Seller is not or has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code.
(g)    There are no Liens, other than Permitted Liens, on any assets, properties or rights of a Subject Company that arose in connection with any failure (or alleged failure) to pay any Tax.
Section 3.13    Insurance. Set forth in Schedule 3.13 is a list and description of each insurance policy that covers a Subject Company or the Business (including self-insurance) (the “Insurance Policies”). To the knowledge of the Sellers, such policies are in full force and effect. All premiums on the Insurance Policies have been paid and each Subject Company is in compliance in all material respects with the terms and provisions of such policies. No Subject Company has received any notice of cancellation or non-renewal of any such policy or arrangement, and, to the knowledge of the Sellers, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.
Section 3.14    Intellectual Property.
(a)    The Subject Companies own, or have the right to use, all Owned Intellectual Property and Licensed Intellectual Property necessary for the conduct of the Business as currently conducted. No written claim has been asserted or is pending by any Person challenging the ownership, validity or enforceability of any Owned Intellectual Property, nor, to the knowledge of the Sellers, does any valid basis exist for any such claim or a claim challenging the ownership, validity or enforceability of any Licensed Intellectual Property. To the knowledge of the Sellers, the operation of the Business as currently conducted does not infringe or misappropriate the intellectual property or proprietary rights of any Person. The Subject Companies have taken reasonable steps to maintain and protect as confidential and proprietary their respective trade secrets and other non-public proprietary information.
(b)    Schedule 3.14(b) identifies (i) each patent or registration within the Owned Intellectual Property which has been issued or assigned to a Subject Company, (ii) each pending patent application or application for registration within the Owned Intellectual Property which a

Subject Company has made, and (iii) each material license or other material agreement which a Subject Company has granted to any third party with respect to any of the Owned Intellectual Property, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements. Schedule 3.14(b) also identifies each registered or applied-for Mark owned or licensed by a Subject Company in the conduct of the Business. Except as set forth on Schedule 3.14(b), with respect to each item of Owned Intellectual Property required to be identified in Schedule 3.14(b): (i) the Subject Company possess all right, title and interest in and to the item, free and clear of any Liens or licenses (other than Permitted Liens, rights, interests and licenses granted under confidentiality agreements, material transfer agreements, evaluation agreements implied licenses, end user license agreements and agreements under which the Subject Company obtains right, title and interest in and to the underlying Owned Intellectual Property), (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of the Sellers, threatened which challenges the ownership, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Subject Companies do not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
(c)    Schedule 3.14(c) identifies each item of material Licensed Intellectual Property that any third party owns and that a Subject Company uses pursuant to a license, sublicense or agreement, other than items of Licensed Intellectual Property subject to confidentiality agreements, material transfer agreements, evaluation agreements, non-exclusive licenses that are generally available to the public or implied licenses. Except as set forth on Schedule 3.14(c), with respect to each item of Licensed Intellectual Property required to be identified in Schedule 3.14(c): (i) to the knowledge of the Sellers, each license, sublicense or other agreement covering the item is enforceable subject to Standard Exceptions, (ii) no Subject Company nor, to the knowledge of the Sellers, any other party to a license, sublicense or other agreement is in breach or default, and to the knowledge of the Sellers, no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) no Subject Company nor, to the knowledge of the Sellers, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the knowledge of the Sellers, the underlying item of Licensed Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of the Sellers, threatened which challenges the legality, validity, enforceability or use of the underlying item of Licensed Intellectual Property and (vi) no Subject Company has granted any sublicense or similar right with respect to any license, sublicense or other agreement, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements.
Section 3.15    Compliance with Laws. Each Subject Company and the Purchased Assets are currently in compliance with, all applicable Laws, Orders and Permits except for such non-compliance that individually or in the aggregate would not have a Material Adverse Effect. No Subject Company has received any written notice to the effect that, or otherwise been advised that, it or any of its assets or properties are not in compliance with any applicable Law, Order or Permit and, to the knowledge of the Sellers, there are no presently existing facts, circumstances or events relating to the Business which, with notice or lapse of time, would result in material violations of any applicable Law, Order or Permit as of the Closing Date.
Section 3.16    Accounts Receivable; Accounts Payable.
(a)    Except as set forth on Schedule 3.16, all of the billed and unbilled Accounts Receivable, including those reflected on the Telefonix Balance Sheet and the PDT Balance Sheet, (net of any allowances for doubtful accounts and/or reserves as reflected thereon) arose from bona fide transactions and represent valid obligations of the obligor thereto. All billed Accounts Receivable will be good and collectible in full in the ordinary course of business and in any event not later than one hundred twenty (120) days after the Closing Date and all unbilled Accounts Receivable will be good and collectible in full in the ordinary course of business and in any event not later than one (1) year after the Closing Date. To the knowledge of the Sellers, none of such Accounts Receivable is, or at the Closing Date will be, subject to any counterclaim or claim for set-off. Except as set forth on Schedule 3.16, no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than trade discounts provided in the Ordinary Course of Business.
(b)    The Accounts Payable and Accrued Liabilities, including those reflected on the Telefonix Balance Sheet and the PDT Balance Sheet, have arisen in bona fide transactions in the Ordinary Course of Business. None of the Accounts Payable or Accrued Liabilities, including those reflected on the Telefonix Balance Sheet or the PDT Balance Sheet, represent amounts alleged to be owed by a Subject Company which such Subject Company has disputed or refused to pay.
Section 3.17    Inventory. Schedule 3.17 sets forth all Inventory of the Subject Companies as of the close of business on the day immediately preceding the date hereof. Except as set forth in Schedule 3.17, (i) the Inventory is in the physical possession of the Subject Companies and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Lien) or is held on consignment from others. All of the Inventory, including that reflected on the Telefonix Balance Sheet and the PDT Balance Sheet, (net of any reserves for excess and obsolete Inventory as reflected thereon) is good and merchantable and is useable and salable by the Subject Companies in the Ordinary Course of Business.
Section 3.18    Personnel.
(a)    Schedule 3.18 identifies for each Employee of each Subject Company as of the date which is two (2) days prior to the date hereof, his or her (i) name, (ii) position or job title, (iii) date of initial employment, (iv) base compensation and bonus compensation earned in the year ended December 31, 2016, and (v) current base compensation, and (vi) bonus compensation anticipated to be paid in 2017.
(b)    With respect to the Employees, (i) no Subject Company is a party to any labor union agreement, collective bargaining agreement or other agreement with any labor union or other labor organization, (ii) no Subject Company is currently engaged in any unfair labor practice under applicable Law and there is no unfair labor practice charge against a Subject Company pending or, to the knowledge of the Sellers, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, labor slowdown, work stoppage or other material organized labor dispute or arbitration pending or, to the knowledge of the Sellers, threatened against a Subject Company and no material grievance currently being asserted, (iv) no Subject Company has experienced a labor strike, labor disturbance, slowdown, work stoppage or other organized material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement, (v) there is no organizational campaign being conducted or, to the knowledge of the Sellers, contemplated and there is no pending or, to the knowledge of Sellers, threatened petition before any Governmental or Regulatory Authority or other dispute as to the representation of any employees of any Subject Company, and (vi) except as disclosed on Schedule 3.18, there are no known Proceedings pending or, to the knowledge of the Sellers, threatened against any Subject Company for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law.
(c)    To the knowledge of the Sellers, each Subject Company has classified each individual who currently performs services for or on behalf of such Subject Company with respect to the Business as a contractor or employee in accordance with all applicable Laws.
(d)    Each Seller has on file a valid Form I-9 for each Employee employed by it, excluding with respect to any independent contractors or leased employees utilized by either Seller, who work in the United States. To the knowledge of the Sellers, all Employees who work in the United States (excluding any independent contractors or leased employees utilized by either Seller with respect to which Sellers make no representations) are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired, government-issued work authorization issued by the U. S. Department of Homeland Security. No Company has been the subject of an immigration compliance or employment visit from, nor has it been assessed any fine or penalty by, or been the subject of any Order of, the United States Department of Labor or the U. S. Department of Homeland Security.
Section 3.19    Employee Benefit Plans.
(a)    Schedule 3.19 sets forth (i) a list of all Employee Benefit Plans sponsored by a Subject Company and (ii) a list of all other material compensatory agreements or arrangements entered into or made by any Subject Company with or for the benefit of, or relating to, any current Employee, independent contractor or consultant (collectively, the “Subject Company Employee Plans”).
(b)    The Sellers have provided the Purchaser true and complete copies or summaries of each material Subject Company Employee Plan, together with all amendments thereto.

(c)    All Subject Company Employee Plans have been administered in material accordance with their terms and are in compliance in all material respects with applicable Law.
(d)    Except as set forth on Schedule 3.19(d), none of the Subject Company Employee Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”).
(e)    Each Subject Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, is subject to a favorable determination letter from the Internal Revenue Service. Seller has provided copies of the most recent determination letters from the Internal Revenue Service with respect to each such Subject Company Employee Plan.
(f)    Except as disclosed on Schedule 3.19, there are no pending or, to the knowledge of the Sellers, threatened Proceedings (other than routine claims for benefits), relating to any of the Employee Benefit Plans, or the assets of any trust for any Subject Company Employee Plan.
Section 3.20    Environmental Matters.
Except as set forth on Schedule 3.20:
(a)    Within the past five (5) years, each of the Subject Companies (i) has transported, stored, used and disposed of any Hazardous Materials in compliance with all Environmental Laws and (ii) has operated and is currently operating the Business with all Permits required under Environmental Law except, in each case, where failure to so operate would not have a Material Adverse Effect.
(b)    There is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, written inquiry or information request by any Governmental or Regulatory Authority, relating to any violation of Environmental Law involving any of the Subject Companies, and, to the knowledge of the Sellers, no factual or legal basis for any Environmental Claim to be made against any Subject Company. The Subject Companies have not received any written notice of any investigation, Proceeding or Order concerning any Environmental Condition or Environmental Claim.
(c)    Except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in any Subject Company incurring material liability under Environmental Laws, (i) Within the past five (5) years, there have been no Releases of any Hazardous Materials in violation of Environmental Laws into the Environment by a Subject Company and (ii) within the past five (5) years, with respect to any Releases of Hazardous Materials in violation of Environmental Laws, the Subject Companies have given all required notices to Governmental or Regulatory Authorities (copies of which have been made available to the Purchaser).
(d)    The Sellers have made available to the Purchaser, prior to the execution of this Agreement, true, correct and complete copies of all material environmental reports, studies,

investigations and audits in the Subject Companies’ possession that were conducted within the past three (3) years and that pertain to the Leased Real Property.
Section 3.21    Permits. Except as set forth on Schedule 3.21, the Subject Companies have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of the Business as presently conducted, or necessary for the lawful ownership and operation of the Purchased Assets and the operation of the Business as presently conducted, except as would not individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect in accordance with their terms. Each Subject Company is in compliance with all of its Permits, except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Sellers, threatened.
Section 3.22    Absence of Changes. Except as set forth in Schedule 3.22, since the Balance Sheet Date there has not been a Material Adverse Change with respect to any Subject Company or the Business, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to any Subject Company or the Business and, in connection with the operation of the Business, no Subject Company has, except in the Ordinary Course of Business or as required by the terms of this Agreement:
(a)    sold, transferred, leased, licensed or otherwise disposed of any material assets or properties, other than the sale of Inventory;
(b)    acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing (excluding any non-disclosure or confidentiality agreements);
(c)    declared, set aside or paid any dividends or distributions on its equity securities;
(d)    issued, sold, acquired or redeemed any equity securities (or securities convertible into equity securities), or granted any equity securities;
(e)    made any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate or otherwise acquired any assets or properties or entered into any contract, agreement, letter of intent or similar arrangement (excluding any non-disclosure or confidentiality agreements) (whether or not enforceable) with respect to the foregoing;
(f)    entered into, materially amended or become subject to any joint venture, partnership or similar arrangement;
(g)    incurred any Indebtedness;

(h)    written-off as uncollectible any notes or Accounts Receivable, except write-offs consistent with past practice charged to applicable reserves;
(i)    accelerated any monies due to or payable by a Subject Company, including, without limitation, any Accounts Receivable;
(j)    received any deposits from customers in excess of $50,000 for work to be performed following the Closing Date;
(k)    written down or written up the value of any Inventory in a manner not consistent with its usual practice;
(l)    failed to pay any of its Accounts Payable in the Ordinary Course of Business, except to the extent the same are being contested or disputed in good faith;
(m)    made any change in any method of accounting or auditing practice;
(n)    paid, discharged, settled or satisfied any claims or Liabilities in excess of $50,000, other than payments, discharges or satisfactions reserved against in the Telefonix Balance Sheet or the PDT Balance Sheet;
(o)    paid or committed to pay any bonus or other amount not previously required to be paid, forgiven any Indebtedness, except with respect to any Excluded Loans, or increased or accelerated the due date of compensation, to any officer, director, employee or consultant to a Subject Company or adopted, granted, extended or increased the rate or terms of any Employee Benefit Plan, except for any increases in the Ordinary Course of Business or increases of less than 5%;
(p)    changed its cash management customs and practices (including the collection of receivables and payment of payables); or
(q)    entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.
Section 3.23    Suppliers and Customers. Schedule 3.23 sets forth a list of the top ten (10) suppliers and customers of each of the Telefonix Business and the PDT Covered Business, based on sales volume, for the period beginning on January 1, 2016 and ending on the Balance Sheet Date. Except as set forth in Schedule 3.23, to the knowledge of the Sellers, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any Subject Company other than in the Ordinary Course of Business. No Subject Company has received written notice that any such supplier or customer will cancel or otherwise materially and adversely modify its relationship with such Subject Company or limit its services, supplies or materials to such Subject Company other than in the Ordinary Course of Business. Except as set forth in Schedule 3.23, no customer of any Subject Company has any re-stocking rights to return any non-defective products to such Subject Company for reimbursement or credit.
Section 3.24    Brokers’ or Finders’ Fees. Except for Mesirow Financial, Inc., no broker, Person or firm acting on behalf of the Sellers is, or will be, entitled to any commission or brokers’

or finders’ fees from the Purchaser or from any of its Affiliates, in connection with any of the transactions contemplated by this Agreement.
Section 3.25    Product Warranties.
(a)    Schedule 3.25(a) contains a form of each product warranty relating to products produced or sold by a Subject Company or services performed by a Subject Company which will be in effect on the Closing Date.
(b)    No products designed, manufactured, marketed or sold by a Subject Company has been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this Section 3.25, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) no Proceedings by (or to the knowledge of the Sellers, no investigations by) any Governmental or Regulatory Authority have been instituted, threatened or completed at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by a Subject Company.
(c)    Except as set forth on Schedule 3.25(c), to the knowledge of the Sellers, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by a Subject Company during the past three (3) years or any defect in, or replacement of, any such products exists which could give rise to any material claim.
(d)    Except as provided in any of the standard product warranties described in Section 3.25(a) and as otherwise set forth in Schedule 3.25(d), no Subject Company has sold any products or services which are subject to an extended warranty of the Subject Companies beyond twelve (12) months and which warranty has not yet expired.
Section 3.26    Export Controls Regulations.
(a)    Schedule 3.26(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by a Subject Company related to the Business and for the procurement by a Subject Company of materials related to the manufacture of the products of the Business; and (ii) a current accounting of licensing exemptions used by each Subject Company for products of the Business being imported or exported.
(b)    Schedule 3.26(b) contains a true and complete list of all voluntary disclosures made to the U.S. Government by a Subject Company with respect to potential violations of import and export matters related to the Business within the last five (5) years.
(c)    To the knowledge of the Sellers, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Business has occurred during the last five (5) years.

(d)    To the knowledge of the Sellers, the Subject Companies are in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.
Section 3.27    Improper Payments. No Subject Company nor, to the knowledge of the Sellers, any of the their respective directors, managers, officers, or employees have (i) used any funds of a Subject Company for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts in violation of applicable Laws, during the last there (3) years.
Section 3.28    Exclusivity of Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF SELLERS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS AND THE PURCHASED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO AND ANY CERTIFICATE OR AGREEMENT DELIVERED IN CONNECTION HEREWITH) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES ARE HEREBY SPECIFICALLY AND AFFIRMATIVELY DISCLAIMED BY PURCHASER. PURCHASER ACKNOWLEDGES THAT THIS DISCLAIMER IS CONSPICUOUS. THE SELLERS MAKE NO REPRESENTATIONS AND WARRANTIES REGARDING: (A) ANY BUDGETS, LONG RANGE PLANS, STRATEGIC PLANS, MARKET ANALYSIS, FORECASTS, PROJECTIONS, OPINIONS AND SIMILAR MATERIALS PREPARED OR FURNISHED BY THE SELLERS OR THEIR AFFILIATES WITH RESPECT TO THE BUSINESS, (B) FUTURE PROSPECTS, INCOME POTENTIAL, OPERATING EXPENSES, OR USES.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Purchaser represents and warrants to the Sellers as follows:
Section 4.1    Existence and Good Standing. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.
Section 4.2    Authority and Enforceability. The Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations thereunder. No other action on the part of the Purchaser is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties hereto and thereto, will have been duly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms subject to Standard Exceptions.
Section 4.3    Consents and Approvals; No Violations.
(a)    The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser, or by which any of its properties or assets may be bound or (iii) any contract to which the Purchaser is a party, or by which any of its properties or assets is bound, other than in the case of (ii) or (iii) above, any violation, conflict, breach, acceleration, termination, modification or payment that, individually or on the aggregate, would not reasonably be expected to have a Materially Adverse Effect.
(b)    Except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of all applications and notices, as applicable, with foreign Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser or by which the Purchaser or any of its assets or properties may be bound, for the execution and delivery of the Transaction Documents by the Purchaser or the performance by the Purchaser of its obligations thereunder or the consummation of the transactions contemplated thereby.

Section 4.4    Brokers’ or Finders’ Fees. No broker, Person or firm acting on behalf of the Purchaser or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Sellers or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.
Section 4.5    Proceedings. The Purchaser is not a party to any pending Proceeding that would prohibit or materially impair its ability to perform its obligations under this Agreement or to consummate any of the transactions contemplated hereunder.
Section 4.6    Sufficiency of Funds. As of the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.7    Exclusivity of Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER PURCHASER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF PURCHASER. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO AND ANY CERTIFICATE OR AGREEMENT DELIVERED IN CONNECTION HEREWITH) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. PURCHASER HEREBY SPECIFICALLY AND AFFIRMATIVELY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES. SELLERS ACKNOWLEDGE THAT THIS DISCLAIMER IS CONSPICUOUS. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA.
ARTICLE V
COVENANTS
Section 5.1    Access to Information. Prior to the Closing, Purchaser shall be permitted, through its officers, employees and representatives (including its legal advisors and accountants), reasonable access to the properties, books and records of the Subject Companies as it reasonably requests. Any such access shall be during regular business hours upon reasonable advance written notice and under reasonable circumstances, shall not unreasonably interfere with the normal operations of the Sellers, shall be subject to restrictions under applicable Law and shall be done under the supervision of the Subject Companies’ personnel. Notwithstanding anything to the contrary in this Agreement, the Subject Companies shall not be required to disclose any information to Purchaser if such disclosure would, in the Subject Companies’ sole discretion: (a) cause significant competitive harm to the Subject Companies and their business, if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Except as specifically required by this Agreement, prior to the Closing, without the prior written consent of Telefonix, Purchaser shall not contact any customers, suppliers, vendors or Employees of the Business.
Section 5.2    Notice of Certain Events. From time to time prior to the Closing, the Sellers shall have the right, by written notice to Purchaser, to supplement or amend the Schedules with respect to any matter (a) which, if known, existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, (b) which is necessary to correct any information in such Schedule which has been rendered inaccurate by an event, condition, fact or circumstance occurring after the date of this Agreement or (c) which would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) and the Schedules shall be supplemented or amended accordingly. For purposes of the conditions to Closing in Section 6.1, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, that in the event the Parties shall consummate the Closing of the transactions contemplated hereby, the Schedules shall be deemed to be amended to include all such supplements and amendments.
Section 5.3    Conduct of the Business Pending the Closing.
(a)    Prior to the Closing, except (i) as required by applicable Law, (ii) as contemplated by Schedule 5.3, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall, and shall cause the PDT Subsidiaries to, (A) conduct the Business in the Ordinary Course of Business; (B) preserve the present business operations of the Subject Companies and (C) use commercially reasonable efforts to preserve the present relationships with customers and employees of the Subject Companies.
(b)    Except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, (iii) as set forth in Schedule 5.3 or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall not, and shall cause the PDT Subsidiaries to not:
(i)    transfer, issue, sell or dispose of any equity interests or other securities of the Subject Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of the Subject Companies;
(ii)    amend the organizational documents of the Subject Companies;
(iii)    acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Subject Companies (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(iv)    enter into or agree to enter into any merger or consolidation with any Person;
(v)    make any material changes in any method of accounting or accounting practice or policy other than as required by GAAP;
(vi)    take any action that would cause any of the changes, events or conditions described in Section 3.22 to occur; or
(vii)    agree in writing to do anything prohibited by this Section 5.3.
Section 5.4    Waiver.
(a)    The Sellers may (i) extend the time for the performance of any of the obligations or other acts of Purchaser or, after the Closing, any of the obligations or other acts to be performed by Purchaser, (ii) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered by Purchaser pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of Purchaser contained herein or, after the Closing, compliance with any of the agreements of Purchaser contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Sellers.
(b)    Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Sellers, (ii) waive any inaccuracies in the representations and warranties of any of the Sellers contained herein or in any document delivered by any of the Sellers pursuant hereto, or (iii) waive compliance with any of the agreements of the Sellers contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser.
(c)    Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 5.5    Public Announcements. No Party will, nor will any of their respective Affiliates, without the prior approval of the other Parties, issue any press releases or otherwise make any public filings or public statements with respect to the transactions contemplated by this Agreement or disclose the terms or existence of this Agreement to any Person, except as may be required by or advisable under applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.
Section 5.6    Accounts Receivable. From and after the Closing, Purchaser shall use commercially reasonable efforts consistent with Sellers’ past practices to collect all of the billed Accounts Receivable within 120 days after the Closing Date and all of the unbilled Accounts Receivable within one (1) year after the Closing Date. Purchaser further agrees that, from and after the Closing, it shall not, directly or indirectly, take any action, or fail to take any action, that would have the effect of delaying, interfering with or in any way hindering the collection of any of the

Accounts Receivable, or that would permit any customer to extend the due date for payment of any of the Accounts Receivable; provided, however, that if any action or inaction on behalf of Purchaser that is prohibited by this Section 3.16 shall occur, the occurrence of such action or inaction and any negative effect that such action or inaction may have on the collection of any of the Accounts Receivable shall not in any case constitute a breach of the representations and warranties by Sellers set forth in Section 3.16(a). In addition, Purchaser shall promptly notify Sellers in writing and reasonably consult with Sellers to the extent that Purchaser reasonably anticipates that it will be unable to collect any of the billed Accounts Receivable within 120 days after the Closing Date or any of the unbilled Accounts Receivable within one (1) year after the Closing Date (hereinafter referred to as an “Uncollectible Account”). Within fifteen (15) days of receipt of any such notice, Sellers may elect by delivering written notice to Purchaser (a “Repurchase Notice”) to repurchase any such Uncollectible Account from Purchaser for a purchase price equal to the aggregate face value of such Uncollectible Account. No later than ten (10) days following receipt of such Repurchase Notice, Purchaser shall execute and deliver to Sellers all instruments as shall be reasonably necessary to effectively vest in Sellers all of the right, title and interest of Purchaser with respect to any Uncollectible Account which is the subject of a Repurchase Notice without any representation or recourse. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be entitled to indemnification or any other remedy pursuant to this Agreement with respect to any Uncollectible Account which is repurchased by Sellers as described herein.
Section 5.7    Further Assurances.
(a)    At any time and from time to time at or after the Closing, each of the Parties will, at the reasonable request of the other Party without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as such Party may reasonably request in order (i) to more effectively (A) transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in such entities all right, title and interest in, to and under the Purchased Assets and (B) assume the Assumed Liabilities, (ii) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable the Purchaser to exercise and enjoy all rights and benefits with respect thereto or (iii) to otherwise carry out the intents and purposes of this Agreement.
(b)    At any time and from time to time at or after the Closing, the Purchaser shall hold all books and records included in the Purchased Assets and not destroy or dispose of any such books or records for a period of seven (7) years from the Closing. During such seven (7) year period, the Purchaser shall permit the Sellers and their respective officers, employees and representatives (including their legal advisors and accountants), at the sole cost of the Sellers, to have reasonable access to the premises and Books and Records included in the Purchased Assets, including by making tax, accounting and financial personnel and other appropriate employees and officers of the Purchaser available to the Sellers and their respective representatives with regard to any reasonable business purpose (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, with respect to any and all periods prior to or including the Closing Date, that the Sellers may reasonably require. Any such access shall be during regular business hours upon reasonable advance written notice and under reasonable circumstances, shall not unreasonably interfere with the normal operations of the Purchaser, shall be subject to restrictions under applicable Law and shall be done under the supervision of the Purchaser’s personnel.
Section 5.8    Warranty Obligations.
(a)    Following the Closing Date, the Purchaser will perform in a cost-effective manner all Warranty Obligations. The Warranty Obligations to be paid, performed, and discharged by the Purchaser will be limited only to the obligations required to be performed pursuant to the terms of the applicable warranties of the Sellers in effect as of the Closing and shall exclude any services, upgrades, customer satisfaction work or additions provided voluntarily to any customer and not specifically required to be performed or provided pursuant to the terms of any such warranties. Products will be deemed to be “manufactured, sold and shipped” prior to the Closing Date if such products were manufactured, sold, and shipped, and, if required under the terms of the applicable contract, the customer had completed acceptance testing of such products, prior to the Closing Date; products that were not so manufactured, sold and shipped and accepted prior to the Closing Date or were in raw materials or work in process Inventory will not be deemed to have been manufactured, sold and shipped prior to the Closing Date and any warranty obligations with respect to such products will be the sole responsibility of the Purchaser. As consideration for the Purchaser’s performance of the Warranty Obligations, the Sellers will reimburse the Purchaser for the reasonable direct material and labor costs actually incurred by the Purchaser or its Affiliates in performing such Warranty Obligations but only to the extent that the aggregate amount of all such costs incurred by the Purchaser or its Affiliates in performing all such Warranty Obligations exceeds $200,000 (the “Warranty Threshold”), whereupon the Sellers shall reimburse the Purchaser for all such costs above the Warranty Threshold, subject to the limitations set forth herein. The reimbursement by the Sellers for the Warranty Obligations is payable within thirty (30) Days of the Sellers’ receipt of an invoice from the Purchaser accompanied by a summary of the Warranty Obligations completed, which shall include, at a minimum, the Telefonix Part Number, Customer Part Number, serial number, MOD level (if applicable), original ship date, customer RMA description and a repair summary.
(b)    Purchaser shall use commercially reasonable efforts to minimize direct costs associated with any such Warranty Obligations. Purchaser shall maintain detailed records and reports showing claims made by customers, non-warranty and warranty determinations and detailed costing (including, without limitation, material and labor costs) for each Warranty Obligation paid, performed, or discharged by Purchaser. Upon Sellers’ request, Purchaser shall promptly provide all such detailed records and reports with respect to any Warranty Obligations to Sellers for their review.
(c)    The Purchaser shall provide prior written notice to the Sellers if such Warranty Obligations, are expected to exceed $10,000 individually or $50,000 in the aggregate, for a particular customer or a particular product.

(d)    If Sellers object to the Purchaser’s payment, performance or discharge of any Warranty Obligations or any request for reimbursement thereof, then Sellers shall deliver a notice of a dispute to the Purchaser and the Parties shall thereafter reasonably cooperate with one another and endeavor in good faith to reach an agreement on the disputed amounts and Warranty Obligations and neither Sellers shall be required to reimburse or make any payments to Purchaser with respect thereto until the Parties resolve the dispute. If the Parties are unable to reach an agreement within fifteen (15) days after the delivery of such dispute notice by the Sellers to Purchaser, then the Parties may adjudicate the dispute.
(e)    Notwithstanding anything to the contrary, Seller shall not be obligated to reimburse Purchaser for any costs related to the performance of the Warranty Obligations: (i) if such costs relate to the work performed by or actions of the Purchaser or its Affiliates; (ii) if such costs relate to extended product warranties that are negotiated or given by the Purchaser after the Closing; and (iii) any overhead costs associated with Purchaser’s performance of the Warranty Obligations.
(f)    In addition to the foregoing, notwithstanding anything to the contrary, (i) if the Purchaser generates revenue in connection with the performance of any Warranty Obligations and the amount of such revenue exceeds the costs actually incurred by the Purchaser or its Affiliates in performing such Warranty Obligations, then the Sellers shall not be obligated to reimburse the Purchaser for any such costs and such costs shall not count towards the Warranty Threshold; (ii) if the net revenues generated in connection with the performance of any Warranty Obligations are less than the costs actually incurred by the Purchaser or its Affiliates in performing such Warranty Obligations, then the Sellers shall only be obligated to reimburse the Purchaser for an amount equal to the lesser of (A) the costs actually incurred by the Purchaser or its Affiliates in performing such Warranty Obligations less the total revenue generated in connection with the performance of such Warranty Obligations, or (B) the costs actually incurred by the Purchaser or its Affiliates in performing such Warranty Obligations (the “Net Cost”), and only the Net Cost shall be counted towards the Warranty Threshold.
Section 5.9    Employee Matters.
(a)    Prior to Closing, except as set forth on Schedule 5.9(a), Purchaser will provide each Employee of the Sellers (excluding any independent contractors or leased employees engaged by the Sellers or employees of such independent contractors) with a written offer of at-will employment with the Purchaser, such employment to be effective immediately as of the Closing, and Sellers shall terminate the employment of each such Employee, such termination to be effective immediately as of the Closing (each such Employee, upon accepting an offer of employment from the Purchaser, a “Transferred Employee”); provided that, (i) any offer to an Employee who is on a leave of absence (including disability leave) on the Closing Date shall be effective on the later of the Closing Date or the date such Employee is released to return to active employment, and (ii) the employees listed on Schedule 5.9(a)(ii) shall be retained by the Sellers and shall not be considered Transferred Employees. The Closing Date and any such later date upon which an Employee accepts employment with the Purchaser shall be referred to herein as a “Purchaser Employment Date.” Notwithstanding the foregoing, nothing herein will require the Purchaser to retain any Transferred Employee for any period of time or otherwise restrict or limit the Purchaser’s right to terminate or otherwise alter the terms of employment of any such Transferred Employee, each of whom will be considered an employee “at will” except to the extent covered by an employment agreement or a severance agreement. Purchaser shall be responsible for effectuating the transfer of individuals employed through temporary agencies to employment by Purchaser in cooperation with the appropriate temporary agencies.
(b)    As of the first day following the applicable Purchaser Employment Date, to the extent permitted by the applicable plan, program or arrangement, each Transferred Employee shall be permitted to participate in plans, programs and arrangements of the Purchaser and its Affiliates relating to compensation and employee benefits as are provided to other employees of the Purchaser with similar responsibilities, provided that Purchaser shall assume the Assumed Employee Benefit Plans and will continue to provide them to Transferred Employees after the Closing.
(c)    As of the Closing Date, each Transferred Employee will be given full prior service credit for their employment with the Sellers under each Purchaser employee benefit plan under which the Purchaser employees participate and where such prior credit is permitted by the terms of such Purchaser employee benefit plan.
(d)    Purchaser shall be solely responsible for any liability or obligation under The Worker Adjustment and Retraining Notification Act (WARN Act) or any similar law incurred or arising as a result of the termination of any Transferred Employee on or after the Closing Date.
Section 5.10    Post-Closing Payments in Respect of Purchased Assets. If a Seller receives any payments in respect of the Purchased Assets at any time after the Closing (other than in respect of checks that have been deposited but have not yet cleared (i.e. incoming float)), such Seller shall (a) receive such payments in trust for the benefit of Purchaser, (b) segregate such funds from such Seller’s other funds and (c) deliver such funds to Purchaser within ten (10) days of receipt thereof.
Section 5.11    Confidentiality.
(a)    Commencing on the date hereof and continuing for a period of five (5) years thereafter, the Sellers will not, (i) divulge, transmit or otherwise disclose (except as legally compelled by Order, and then only to the extent required, after prompt notice to the Purchaser of any such Order), directly or indirectly, any Confidential Information with respect to the Business and (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser.
(b)    It is the desire and intent of the Parties to this Agreement that the provisions of this Section 5.11 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.11 will be adjudicated to be invalid or unenforceable, this Section 5.11 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
(c)    The Parties recognize that the performance of the obligations under this Section 5.11 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 5.11, the Purchaser may be entitled, to seek the specific performance thereof by the Sellers or to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Sellers further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.
Section 5.12    Sale of Hong Kong Entity. Prior to or simultaneously with the Closing, Yuen Wai Kheong and Purchaser (or an Affiliate of Purchaser) will enter into a purchase agreement for the sale of all of the outstanding equity interests in Alliance Technology HK Limited to Purchaser (the “Hong Kong Purchase Agreement”), on terms mutually acceptable to Purchaser, and Yuen Wai Kheong. Following the Closing, Purchaser shall be solely responsible for obtaining any and all licenses required to operate in China or Hong Kong, including any network access licenses. Telefonix shall use commercially reasonable efforts to assist in the negotiation of such Hong Kong Purchase Agreement and in obtaining such licenses, provided that Telefonix shall not be required to pay any consideration therefor.
Section 5.13    Sale of PDT Ukraine. Prior to the Closing, PDT will enter into a purchase agreement for the purchase by PDT of all of the equity interests in PDT Ukraine held by Vasyl Herasymchuk (the “Ukraine Purchase Agreement”), on terms mutually acceptable to Purchaser, PDT and Vasyl Herasymchuk, provided that the parties thereto shall have no obligations to consummate the transactions contemplated by the Ukraine Purchase Agreement prior to the Closing.
Section 5.14    Non-Competition and Non-Solicitation.
(a)    In consideration of the purchase of the Purchased Assets by the Purchaser, each of the Sellers, and Burke agrees that from the date of this Agreement until the fifth anniversary of the Closing Date, it will not:
(i)    within any jurisdiction or marketing area in which the Restricted Business is conducted on the date of Closing, directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or otherwise serve or advise any business of the type and character engaged in and competitive with the Restricted Business as it is conducted as of the Closing. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Restricted Business;
(ii)    induce or attempt to induce any existing customer, supplier, licensee or other business relation of the Restricted Business as it is conducted as of the Closing, not to transact business with the Purchaser or to transact business with another company in lieu of doing business with the Purchaser; or
(iii)    solicit for itself or any Person (other than the Purchaser) the business of any Person with respect to the products of the Restricted Business as it is conducted as of the Closing, in lieu of doing business with the Purchaser, that is or was a customer, supplier, licensee or other business relation of the Restricted Business within two (2) years prior to the date of this Agreement, or in any way intentionally interfere with the relationship between the Purchaser and any such Person.
Notwithstanding anything to the contrary in this Section 5.14, each of the Sellers and Burke shall be allowed to: (A) conduct business similar to the Restricted Business in Hong Kong and China until Purchaser offers to purchase such business on terms mutually acceptable to Yuen Wai Kheong and Purchaser and such transaction is consummated; and (B) maintain an ownership interest in Addvalue Technologies Ltd.
(b)    Each of the Sellers and Burke agrees that for a period of five (5) years from and after the Closing Date it will not knowingly induce, attempt to induce, or in any way knowingly interfere with the relationship between the Purchaser and any Transferred Employee; or solicit, employ or otherwise contract for the services of any Transferred Employee. The preceding sentence does not, however, prohibit each of the Sellers and Burke from (i)  making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines or hiring any person who has responded to such general solicitations and were not specifically targeted for solicitation or hiring; (ii) soliciting, hiring or contracting with any individual whose employment with the Purchaser has terminated; or (iii) from soliciting, hiring or contracting with any individual for personal services to be performed outside of such individual’s normal working hours and which are unrelated to the Restricted Business (including but not limited to maintenance services, lawn care and landscaping services and/or other household services).
(c)    It is the desire and intent of the Parties to this Agreement that the provisions of this Section 5.14 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.14 will be adjudicated to be invalid or unenforceable, this Section will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
(d)    The Parties recognize that the performance of the obligations under this Section 5.14 by the Sellers and Burke is special, unique and extraordinary in character, and that in the event of the breach by either Seller or by Burke of the terms and conditions of this Section 5.14, the Purchaser may be entitled to seek the specific performance thereof by such Seller or Burke or to enjoin such Seller or Burke from performing services for any Person.

(e)    The Parties acknowledge and agree that damages in the event of a breach of any of the provisions of Section 5.14 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, may seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Sellers and Burke further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.
Section 5.15    Regulatory Approvals.
(a)    The Sellers and Purchaser shall, as promptly as practicable after the date hereof, file, or cause to be filed, all required notifications and report forms under the HSR Act with the FTC and the DOJ in connection with the transactions contemplated by this Agreement. The Sellers and Purchaser shall, as promptly as practicable after the date hereof, file, or cause to be filed, all required notices to and all required applications with Governmental Authorities under applicable Foreign Competition Laws in connection with the transactions contemplated hereby. Subject to the limitations set forth in Section 5.15(b), each Party shall use its reasonable best efforts to take all commercially reasonable actions necessary to obtain any necessary clearance or approval under applicable Regulatory Laws; provided, however, that nothing in this Section 5.15(a) shall impose any obligation on any Party extending beyond the date in Section 8.1(a), or limit a Party’s right to terminate this Agreement pursuant to Section 8.1.
(b)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) Purchaser or Sellers shall have no obligation to litigate or contest any Proceeding (whether temporary, preliminary or permanent); and (ii) nothing in this Section 5.15 shall require, or be construed to require, Purchaser or Sellers or any of their Affiliates to agree to (A) sell, hold, divest, lease, license, transfer, dispose of or otherwise encumber or impair any assets, businesses or interests of Purchaser, any Seller or any of their respective Affiliates or the Business; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially or adversely impact the economic or business benefits to Purchaser or Sellers of the transactions contemplated by this Agreement; or (C) any material modification or waiver of the terms and conditions of this Agreement.
(c)    All filing fees in connection with any filings that must be made by any of the Parties under the HSR Act or any applicable Foreign Competition Laws shall be borne one-half by the Purchaser and one-half by the Sellers. The Sellers and Purchaser each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby. No Party will directly or indirectly extend any waiting period under the HSR Act or any applicable Foreign Competition Laws or enter into any agreement to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent as to any extension or delay in consummation shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement as soon as reasonably possible (and in any event no later than the date in Section 8.1(a)). Purchaser and its

Affiliates shall not take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby.
(d)    In connection with this Section 5.15, the Parties shall, to the extent permitted by applicable Law (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to any Governmental or Regulatory Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to any Governmental or Regulatory Authority or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with any Governmental or Regulatory Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Governmental or Regulatory Authority or Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.15 as for the recipient’s outside counsel only. Notwithstanding anything to the contrary in this Section 5.15, materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Business and proprietary information relating to transaction assessment and analysis.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of the Sellers set forth in this Agreement shall be true and correct at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality,” including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;
(b)    the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)    there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;
(d)    the Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that the conditions set forth in Section 6.1(a) and (b) have been satisfied;
(e)    the Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Seller certifying that each Seller has taken all appropriate actions to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;
(f)    the Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(g)    the Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that neither Seller is a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller;
(h)    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;
(i)    all filings with Governmental or Regulatory Authorities under Foreign Competition Laws as set forth in Schedule 6.1(i) shall have been made, and all approvals shall have been obtained and/or all waiting periods shall have expired or been terminated as set forth in Schedule 6.1(i);
(j)    Yuen Wai Kheong and Purchaser shall have executed the Hong Kong Purchase Agreement;
(k)    PDT and Vasyl Herasymchuk shall have executed the Ukraine Purchase Agreement and transferred the title to securities from Vasyl Herasymchuk to PDT;
(l)    Sellers and Purchaser shall have executed a license agreement for the irrevocable, royalty free, exclusive, transferable (to Purchaser’s affiliates and subsidiaries), with the right to sublease and sublicense, license back of certain patents set forth on Schedule 6.1(l) from Sellers to Purchaser, on the terms reasonably acceptable to Sellers (“Purchaser’s License Agreement”);
(m)    the Sellers shall have delivered or caused to be delivered to Purchaser all of the certificates and other documents set forth in Section 2.5(a); and
(n)    there shall not have been a Material Adverse Effect.

Section 6.2    Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date, except to the extent such representations and warranties relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date);
(b)    Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(c)    PDT and Vasyl Herasymchuk shall have executed the Ukraine Purchase Agreement and transferred the title to securities from Vasyl Herasymchuk to PDT;
(d)    Yuen Wai Kheong and Purchaser shall have executed the Hong Kong Purchase Agreement;
(e)    there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;
(f)    the Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that the conditions set forth in Section 6.2(a) and (b) have been satisfied;
(g)    the Sellers shall have received a certificate of the Secretary or Assistant Secretary of the Purchaser certifying that Purchaser has taken all appropriate actions to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;
(h)    the Sellers shall have received a certificate of the Secretary or Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(i)    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;
(j)    all filings with Governmental Authorities under Foreign Competition Laws as set forth in Schedule 6.1(i) shall have been made, and all approvals shall have been obtained and/or all waiting periods shall have expired or been terminated as set forth in Schedule 6.1(i);

(k)    Sellers and Purchaser shall have executed a license agreement for the irrevocable, royalty free, exclusive, transferable (to Sellers’ and/or Burke’s affiliates and subsidiaries), with the right to sublease and sublicense, license back of certain patents set forth on Schedule 6.2(k) from Purchaser to Sellers, on the terms reasonably acceptable to Sellers (“Sellers’ License Agreement”); and
(l)    Purchaser shall have taken all of the actions, and delivered or caused to be delivered to the Sellers all of the certificates and other documents, set forth in Section 2.5(b).
Section 6.3    Frustration of Closing Conditions. None of Purchaser or the Sellers may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 7.1    Survival of Representations and Warranties and Covenants.
(a)    Except as set forth in paragraph (b) below, the representations and warranties of the Sellers and the Purchaser contained in this Agreement will survive the Closing for a period of eighteen (18) months.
(b)    The representations and warranties contained in Section 3.20, Section 3.24, Section 3.26, Section 3.27 and Section 4.4 will survive the Closing for a period of six (6) years after the Closing Date.
(c)    The representations and warranties contained in Section 3.2, Section 3.4, Section 3.5, Section 3.12 and Section 4.2 will survive until thirty (30) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
(d)    The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing shall not survive the Closing. The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue in full force and effect after the Closing in accordance with their respective terms.
(e)    Any claim in respect of which payments may be sought under Article VII of this Agreement (each, an “Indemnification Claim”) with respect to the breach of any representation, warranty or covenant set forth in this Agreement is required to be made by an Indemnified Party on or prior to the expiration of the applicable survival period set forth in Section 7.1(a) and (b). No claim for breach of any such representations, warranties, covenants or agreements of the Parties may be brought by a Party, and no action with respect thereto may be commenced by a Party, following the applicable survival date, and any such claims shall be irrevocably and unconditionally released and waived by such Party and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave a Certificate to the Indemnifying Party with respect to such claim on or before such applicable survival date, in which case the right of the Party providing such Certificate shall not expire until the dispute is resolved under the terms of this Agreement.
Section 7.2    Indemnification.
(a)    Subject to the limitations set forth in this Article VII, from and after the Closing, the Sellers, jointly and severally, agree to indemnify, defend and hold the Purchaser and its Affiliates and their respective stockholders, officers, directors, employees, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Purchaser Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any representation or warranty made by the Sellers in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Sellers in this Agreement, (iii) any Retained Liabilities, (iv) any Environmental Claim based on or arising from an Environmental Condition first arising after the date of the Sellers’ use, occupancy or operation of the Leased Real Property and existing before the Closing Date, (v) all Taxes that may be imposed upon or assessed against the Purchased Assets or the Business for any period ending prior to the Closing Date, (vi) any violation of state, federal and/or local labor or employment Laws, including, without limitation, immigration Laws, by Telefonix occurring prior to the Closing and resulting from Telefonix’s use of independent contractors or contract or temporary labor prior to the Closing, provided, that the foregoing indemnification obligation of the Sellers under this clause (vi) shall only apply with respect to (A) any fines, penalties or other assessments imposed upon the Purchaser, its Affiliates or their respective stockholders, officers, directors, employees, agents, successors or assigns by any Governmental or Regulatory Authority as a result of such violation or (B) Purchaser Losses arising out of any Proceedings specifically alleging a violation state, federal and/or local labor or employment Laws by Telefonix prior to the Closing in connection with its use of independent contractors or contract or temporary labor prior to the Closing.
(b)    Notwithstanding anything to the contrary in this Agreement, the obligations of the Sellers to indemnify, defend and hold Purchaser harmless for Purchaser Losses pursuant to Section 7.2(a) will be subject to the following limitations, in addition to any other limitations provided elsewhere in this Article VII:
(i)    The obligation of the Sellers to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 7.2(a)(i) shall be limited to an aggregate amount of Ten Million Dollars ($10,000,000) (the “Indemnification Cap”), except that the Indemnification Cap will not apply to Purchaser Losses (A) which are based on or arise from a breach of representations and warranties contained in Section 3.2, Section 3.4, Section 3.5, Section 3.12, Section 3.20, Section 3.24, and Section 3.27 which Purchaser Losses shall be limited to the amount of the Purchase Price, or (B) in the event of a judicial determination of fraud.
(ii)    The Sellers will not be obligated to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 7.2(a)(i) until the aggregate amount of such Purchaser Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold”), whereupon the Sellers shall be liable for all such Purchaser Losses from the first dollar thereof;

provided, however, that the Threshold will not apply to Purchaser Losses (A) which arise from a breach of the representations and warranties contained in Section 3.2, Section 3.4, Section 3.5, Section 3.12, Section 3.20, Section 3.24, Section 3.26 or Section 3.27 or (B) in the event of a judicial determination of fraud. With respect to any claim as to which the Purchaser may be entitled to indemnification under Section 7.2(a)(i)-(v), Sellers shall not be liable for any individual or series of related Purchaser Losses which do not exceed Twenty Five Thousand Dollars ($25,000) (which Purchaser Losses shall not be counted toward the Threshold).
(iii)    The obligations of the Sellers to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 7.2(a)(vi) shall be (a) limited to an aggregate amount of Five Million Dollars ($5,000,000), provided that such cap is not additive but rather cumulative and included in the overall Indemnification Cap, and (b) will only survive the Closing for a period of three (3) years after the Closing Date.
(c)    Subject to the limitations set forth in this Article VII, from and after the Closing, the Purchaser agrees to indemnify, defend and hold the Sellers, their respective Affiliates and their respective stockholders, officers, directors, employees, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Seller Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Purchaser in this Agreement, (iii) all Taxes for periods ending after the Closing Date that may be imposed upon or assessed against the Sellers after the Closing Date with respect to the Purchased Assets or the Business, and (iv) the Assumed Liabilities.
(d)    Without limiting the effect of any other limitation contained in this Article VII, for purposes of computing the amount of any Losses incurred by any Indemnified Party under this Article VII, there shall be deducted an amount equal to the amount of any actually received benefit in the form of a reduction in cash Taxes payable by the Indemnified Party or its Affiliates in connection with such Losses or any of the circumstances giving rise thereto (it being understood that Purchaser and its Affiliates shall have the sole and exclusive right to control their Tax filings and will not be required to make any Tax election resulting in such reduction if they do not wish to do so for any reason). The calculation of Losses shall not include Losses arising because of a change after the Closing in Law or accounting principle.
(e)    Payments by an Indemnifying Party pursuant to this Article VII in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party or its Affiliates in respect of such claim, net of any out-of-pocket expenses incurred by such Indemnified Party or its Affiliates in collecting such amount; provided, however, that the Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses in order to seek indemnification under this Agreement.

(f)    Purchaser, its Affiliates or their respective stockholders, officers, directors, employees, successors and assigns shall not be entitled to indemnification to the extent the Losses are reserved for or otherwise reflected in the final Closing Date Net Working Capital.
(g)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(h)    The obligations of the Purchaser to indemnify, defend and hold harmless for Seller Losses pursuant to Section 7.2(c) will be limited to the Indemnification Cap, except that the Indemnification Cap will not apply to Seller Losses, (i) which are based upon or arise from a breach of representations and warranties contained in Section 4.2 or Section 4.4, (ii) arise from or relate to Purchaser’s or its Affiliates’ operation of the Business after the Closing, or (iii) in the event of a judicial determination of fraud. The Purchaser will not be obligated to indemnify and hold harmless for Seller Losses until the aggregate amount of such Seller Losses exceeds the Threshold, whereupon Purchaser shall be liable for all such Seller Losses from the first dollar thereof.
(i)    Notwithstanding anything to the contrary contained herein, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include any punitive damages, incidental damages, consequential damages, special damages or indirect damages, diminution in value or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent such Person is required to pay such damages to a third party in connection with a matter for which such Person is otherwise entitled to indemnification under this Agreement.
Section 7.3    Indemnification Procedure.
(a)    Reasonably promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 7.2 hereof (an “Indemnified Party”) which might give rise to indemnification hereunder other than any claim by a third party described in Section 7.4, the Indemnified Party will deliver to the Party from whom indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate will:
(i)    state that the Indemnified Party has paid or properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
(ii)    specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.
(b)    In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying

Party will, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party will, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such notice, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party has so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction.
(c)    Claims for Losses specified in any Certificate to which an Indemnifying Party does not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.3(b) and claims for Losses, the validity and amount of which have been the subject of judicial determination as described in Section 7.3(b), and are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party will pay (or authorize payment, if applicable in accordance with Section 7.7) to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than three (3) days prior to such payment.
Section 7.4    Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII (a “Third Party Claim”), such Indemnified Party will promptly notify the Indemnifying Party of such claims in writing; provided, that the failure to so notify will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have twenty (20) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, however, that the Indemnifying Party will permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel will be borne by such Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

(a)    The assumption of the defense of any Third Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner restrict or impair the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement was not required. Any Indemnified Party will have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party will have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization will not be unreasonably withheld or delayed, or (iii) Indemnified Party is advised in writing by legal counsel that in the reasonable opinion of such counsel to the Indemnified Party a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party will not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim, provided that in such event it will waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party will have consented to such payment or settlement. If the Indemnifying Party does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned. The Indemnifying Party will not, except with the consent of the Indemnified Party which will not be unreasonably withheld, delayed or conditioned, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party will cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.
Section 7.5    Exclusive Remedy. The Parties acknowledge and agree that, other than as otherwise provided in Section 5.11(c), Section 5.14(d) and Section 5.14(e) and for claims based on fraud, the remedies set forth in this Article VII shall be the sole and exclusive remedies of the Parties and their Affiliates for any and all Losses or any other Liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns arising out of, resulting from or in connection with this Agreement or otherwise arising out of, resulting from or in connection with the transactions contemplated hereunder and thereunder and each of the Parties hereby waives any other remedy that it, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise with respect hereto. No individual Representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Losses under this Agreement, except as specifically agreed to by said individual Representatives, absent a judicial determination of fraud by that Representative.
Section 7.6    Payments from Escrow. The Parties agree that Purchaser’s primary means of collecting on any Purchaser Losses that are subject to indemnification hereunder shall be by receiving payment out of the Escrow Account (on the terms provided herein and therein), and Purchaser shall have no right of collection directly from any Seller for any claims for Purchaser Losses that aggregate to an amount less than the amount in the Escrow Account unless and until the Escrow Account has been exhausted or released, provided that any such payments are subject to the limitations set forth in this Article VII.
Section 7.7    Tax Matters.
(a)    In order to appropriately apportion any Taxes relating to the Straddle Period, Purchaser shall cause the Sellers, to the extent permitted by Law, to elect with the relevant Taxing Authority to treat for all Tax purposes the Closing Date as the last day of any Taxable period of the Sellers that is a Straddle Period. In any case where applicable Law does not permit the Parties to treat the Closing Date as the last day of the Taxable period of the Sellers, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated between (A) the period of the Straddle Period that extends before the Closing Date through (and including) the Closing Date (the “Pre-Closing Tax Period”) with respect to such Taxes, and (B) the period of the Straddle Period that extends from the day immediately after the Closing Date to the end of the Straddle Period in accordance with this Section 7.7(a). The portion of such Tax attributable to the Pre-Closing Straddle Period shall in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period. In the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, the portion of such Tax attributable to the Pre-Closing Straddle Period shall be determined on a “closing of the books basis” by assuming that the books of the Sellers were closed at the end of the day on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. For avoidance of doubt, the Parties anticipate that all Taxes based on or measured by income, receipts or profits earned during a Straddle Period will be allocated to the Pre-Closing Tax Period.

(b)    Except to the extent prohibited by Law, any and all deductions related to (x) expenses with respect to Indebtedness being paid by or on behalf of the Sellers in connection with the Closing, and (y) all Transaction Expenses and payments that are paid by or on behalf of the Sellers prior to or in connection with the Closing and deductible by the Sellers for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants and investment bankers (such deduction described in clauses (x) and (y), the “Transaction Tax Deductions”), shall be treated for Tax purposes as having been incurred by the Sellers in, and reflected as a deduction on the Tax Returns of the Sellers.
(c)    Each Seller shall promptly notify Purchaser in writing upon receipt by Seller, and Purchaser shall promptly notify the Sellers in writing upon receipt by Purchaser or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities of the Sellers for periods or portions thereof ending on, before, or including the Closing Date, including the Straddle Period (a “Tax Proceeding”), provided that failure to provide notice of a Tax Proceeding shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party was materially prejudiced by such failure. Purchaser shall afford Sellers, at Sellers’ expense, the opportunity to control the conduct of such Tax Proceeding and Purchaser shall have the right to attend or participate in such Tax Proceeding at Purchaser’s expense. Sellers shall not settle, compromise or concede any such Tax Proceeding without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, to any such action relating to a Straddle Period that would increase the amount of Taxes of Purchaser or any of its Affiliates for which Purchaser or its relevant Affiliate is not indemnified under this Agreement.
(d)    The Sellers and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, auditors and representatives reasonably to cooperate, in preparing and filing all applicable Tax Returns involving or related to Purchased Assets, including maintaining and making available to each other all records necessary in connection with applicable Taxes and in resolving all disputes and audits with respect to all taxable periods relating to applicable Taxes.
(e)    Any refunds or credits of Taxes with respect to the Purchased Assets plus any interest received with respect thereto (net of any Taxes imposed on such interest) from the applicable Taxing Authority for any Pre-Closing Tax Period received within five (5) years of the Closing Date shall be for the account of Sellers and shall be paid by Purchaser to the Sellers within 10 days after Purchaser or its Affiliate receives such refund or after the relevant Tax Return is filed in which a credit is applied against Purchaser’s, its Affiliate’s, or any of their successors’ liability for Taxes. For purposes of this Section 7.7(e), where it is necessary to apportion any such refund, credit or reduction between Purchaser and Sellers for a Straddle Period, such refund, credit or reduction shall be apportioned in the same manner that a comparable or similar Tax liability would be apportioned pursuant to Section 7.7(a). If any refunds or credits or any related interest previously paid to the Sellers pursuant to this Section 7.7(e) is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, the Sellers shall be required to cause such previously paid amounts to be repaid to Purchaser.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated on any date prior to the Closing as follows:
(a)    by either the Sellers or Purchaser on or after the date which is forty five (45) days from the date of filing of such notifications or reports as may be required pursuant to the HSR Act, if the Closing shall not have occurred by the close of business on such date, provided that the terminating Party is not in breach in any material respect of any of its obligations hereunder;
(b)    by mutual written consent of the Sellers and Purchaser;
(c)    by the Sellers or Purchaser if there shall be in effect a final non-appealable Order of a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(d)    by the Sellers, upon written notice to Purchaser, (x) upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, provided, however, that if such material breach by Purchaser is curable by Purchaser prior to the Closing, then the Sellers may not terminate this Agreement under this Section 8.1(d) for twenty (20) Business Days after delivery of written notice from the Sellers to Purchaser of such breach provided Purchaser cures such breach within such twenty (20) day period, or (y) if the satisfaction of any of the conditions to the Sellers’ closing obligations set forth in Article VI become impossible, and Sellers have not waived such condition in writing on or before such date, (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 8.1(d) if the Sellers shall have materially breached this Agreement or if such breach by Purchaser (if curable) is cured during such twenty (20) Business Day period); or
(e)    by Purchaser, upon written notice to the Sellers, (x) upon a material breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement; provided, however, that if such material breach is curable by the Sellers prior to the Closing, then Purchaser may not terminate this Agreement under this Section 8.1(e) for twenty (20) Business Days after delivery of written notice from Purchaser to the Sellers of such material breach, provided the Sellers cure such breach within twenty (20) day period, or (y) if the satisfaction of any of the conditions to Purchaser’s closing obligations set forth in Article VI become impossible, and Purchaser has not waived such condition in writing on or before such date (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Sellers or (if curable) is cured during such twenty (20) Business Day period).
Section 8.2    Procedure Upon Termination. In the event of a valid termination of this Agreement by Purchaser or the Sellers pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or the Sellers.
Section 8.3    Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1 and 8.2, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the Parties; provided, that no such termination shall relieve any Party from liability for any willful breach of this Agreement; provided, further, that the obligations of the Parties set forth in this Section 8.3 and Article IX hereof shall survive any such termination and shall be enforceable hereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Expenses. All costs and expenses (including legal fees and expenses) arising from or incident to the Transaction Documents and the transactions contemplated thereunder incurred by the Purchaser will be borne by the Purchaser. All Transaction Expenses incurred by the Sellers, including the fees and expenses of Mesirow Financial, Inc., will be borne by the Sellers.
Section 9.2    Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State, except that an Assumed Contract will be governed by the law provided for in the applicable Assumed Contract.
Section 9.3    Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and will not in any way affect the meaning or interpretation of this Agreement.
Section 9.4    Notices. Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by electronic transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service for overnight delivery, in each case addressed as follows:

if to the Sellers, a single notice addressed to:

Telefonix, Inc. 4081 Ryan Rd., Suite 103 Gurnee, IL 60031 Telephone: (847) 830-1934 Attn: Allison Burke E-mail: aburke@konnectronix.com with a copy (which shall not constitute notice) to:

Quarles & Brady LLP Attn: Katrene Zelenovskiy, Esq. 411 East Wisconsin Avenue, Suite 2400 Milwaukee, WI 53202-4426 Telephone: (414) 277-5357 E-mail: katrene.zelenovskiy@quarles.com

Product Development Technologies, LLC c/o Telefonix, Inc. 4081 Ryan Rd., Suite 103 Gurnee, IL 60031 Telephone: (847) 830-1934 Attn: Allison Burke E-mail: aburke@konnectronix.com and if to the Purchaser, addressed to:

TALON ACQUISITION CORP. 130 Commerce Way East Aurora, NY 14052 Telephone: (716) 805-1599 Attn: CFO

or such other address or number as will be furnished in writing by any such Party.
Section 9.5    Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Party hereto, other than by operation of law; provided, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary, but notwithstanding any such assignment, Purchaser will remain liable under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 9.6    Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, all of which taken together will constitute one (1) instrument. The Parties agree that this Agreement may be executed by electronic transmission and that the reproduction of signatures by electronic device will be treated as binding as if originals, and each Party agrees and undertakes to provide the other Party with a copy of the Agreement bearing original signatures forthwith upon demand by the other Party.
Section 9.7    Entire Agreement; Amendments. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser and the Sellers or, in the case of a waiver, by the Party waiving compliance.
Section 9.8    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 9.9    Third-Party Beneficiaries. Each Party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.
Section 9.10    No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 9.11    Waiver of Jury Trial. The Parties hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.

Section 9.12    Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

PURCHASER:
TALON ACQUISITION CORP.

By: /s/ David C. Burney
Name: David C. Burney
Title: Secretary and Treasurer

SELLERS:
TELEFONIX, INCORPORATED

By: /s/ Paul Burke
Name: Paul Burke
Title: Chief Executive Officer

PRODUCT DEVELOPMENT TECHNOLOGIES, LLC

By: /s/ Mark Schwartz
Name: Mark Schwartz
Title: President

BURKE, solely for purposes of Section 5.14:

By: /s/ Paul Burke
Paul Burke